Exhibit 10.1

JOINT VENTURE DISSOLUTION AGREEMENT

This JOINT VENTURE DISSOLUTION AGREEMENT (together with the Exhibits and Schedules hereto, this “Agreement”) is made as of the 19th day of August, 2021 (the “Definitive Agreement Date”) by and between Hitachi Construction Machinery Co., Ltd., a Japanese corporation (“HCM”, and together with its Affiliates controlled by HCM, collectively “Hitachi”), and Deere & Company, a Delaware corporation (“D&C”, and together with its Affiliates, collectively, “Deere”).  HCM and D&C are each referred to herein as a “Party” and collectively as the “Parties.”

R E C I T A L S

A.HCM and D&C are parties to that certain Joint Venture Agreement dated May 16, 1988 (as amended from time to time, the “JVA”), under which HCM and D&C established Deere-Hitachi Construction Machinery Corporation, a Delaware corporation (“DHK”), for manufacturing and distribution of excavators in North, Central and South America (the “Territory”).

B.HCM and D&C entered into that certain Integrated Marketing Agreement dated October 16, 2001 (as amended from time to time, the “IMA”), to integrate the marketing and distribution of Hitachi-brand and Deere-brand excavators and mining equipment.

C.HCM, John Deere Brasil Ltda., a Brazilian limited liability company wholly owned by D&C (“JDB”), and DHK entered into that certain Joint Venture and Shareholders’ Agreement dated September 30, 2011 (as amended from time to time, the “BJVA”), pursuant to which the parties thereto became the shareholders of Deere-Hitachi Máquinas de Construção do Brasil S.A., a Brazilian corporation (“DHB”), for manufacturing and distribution of excavators initially for the Brazilian market.

D.Pursuant to the JVA, IMA and BJVA, Hitachi and Deere have conducted joint venture business activities relating to excavators and mining equipment in the Territory, and Hitachi and Deere have entered into multiple Contracts in order to conduct such business activities (together with the JVA, IMA and BJVA, collectively the “JV Agreements”).

E.[*****] John Deere Construction & Forestry Company, a Delaware corporation wholly owned by D&C (“JDCFC”) [*****].

F.[*****].

G. HCM and D&C desire to terminate, or cause to have terminated, effective on February 28, 2022, the JVA, IMA, BJVA and, except to the extent otherwise set forth herein, all related agreements between Hitachi and Deere, and dissolve all joint venture relationships and terminate the JV Agreements upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE I

definitions
SECTION 1.1Common Defined Terms.  For purposes of this Agreement and the Ancillary Agreements, the following terms shall have the meanings ascribed to them below:
(a)1988 HCM License Agreement means the Manufacturing License Agreement dated May 16, 1988 between HCM (as licensor) and DHK (as licensee), as amended to the date hereof.
(b)1988 Supply Agreements means the Supply Agreement dated May 16, 1988 between HCM and DHK, and the Supply Agreement dated May 16, 1988 between D&C and DHK, each, as amended by the 2013 Amendment to Supply Agreements dated May 24, 2013 among HCM, D&C and DHK.
(c)2011 Confidentiality Agreement means the 2011 Amendment to the Joint Venture Agreement Section 8.2 (Confidentiality) dated as of September 30, 2011, by and among HCM, HHUS, Hitachi Construction Machinery Tierra Co., Ltd., a Japanese corporation, Hitachi Construction Truck Manufacturing, Ltd., a Canadian corporation, Hitachi Construction Machinery (China), Co., Ltd., D&C, JDCFC, DHK, DHB and DHSP.
(d)Affiliate means, with respect to any Person, any other Person, directly or indirectly controlling, controlled by, or under common control with such Person; provided, that, (i) with respect to D&C, DHB and DHK will both be Affiliates of D&C prior to, upon and after the consummation of the transactions contemplated by the DHB Share Agreement and the DHK Share Agreement, respectively, and (ii) with respect to HCM, “its Affiliate” or “HCM’s Affiliate” means an Affiliate (as “Affiliate” is defined in the first clause of this definition) controlled by HCM, and DHB and DHK will both be Affiliates of HCM prior to but not upon or after the consummation of the transactions contemplated by the DHB Share Agreement and the DHK Share Agreement, respectively. The term “control,” “controlling” or “controlled,” with respect to this definition means ownership, directly or through one or more Affiliates, of 40% of more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, 40% or more of the equity interest, in the case of any other type of legal entity, or the right to dictate through contract or otherwise the actions of any Person.
(e)Agreement shall have the meaning ascribed to it in the Preamble to this Agreement.
(f)Ancillary Agreement means each of (i) the New Agreements, (ii) the DHB Share Agreement, (iii) the DHK Share Agreement, (iv) [*****], (v) the Termination Date Release, and (vi) the Zaxis Assignment.

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(g)Applicable Laws means, with respect to any Person, any Law applicable to such Person or any of its respective properties, assets, Affiliates or Representatives.
(h)Appraiser shall have the meaning ascribed to it in Section 6.4(b).
(i)[*****].
(j)Assigned IHD Contracts shall have the meaning ascribed to it in Section 3.2(a)(i).
(k)Bank Loans shall have the meaning ascribed to it in Section 5.1(a)(i).
(l)BJVA shall have the meaning ascribed to it in the Recitals to this Agreement.
(m)Book Value means the book value of an item determined in accordance with GAAP, as consistently applied by the party transferring the item to the other party, and reported in DHK’s, DHB’s, Deere’s or its applicable Affiliates’ books at the time of transfer. For the avoidance of doubt, DHB’s Book Value of any items reported in DHB’s books shall be determined in accordance with Brazilian GAAP and DHK’s Book Value of any items reported in DHK’s books shall be determined in accordance with U.S. GAAP.
(n)Books and Records means, with respect to any Person, the books of account, general, financial and operating records, invoices and other documents, records and files of such Person.
(o)Brazil Disputes shall have the meaning ascribed to it in Section 5.1(a).
(p)Business Day means a day other than Saturday, Sunday or any other day on which banks in Chicago, Illinois, U.S. or in Tokyo, Japan are required or authorized to be closed.
(q)Charter Documents means, with respect to any Person, such Person’s (i) articles of association, memorandum of association, certificate of association, certificate of incorporation, certificate of formation, articles of organization, or certificate of limited partnership, (ii) bylaws, limited liability company agreement, or limited partnership agreement, and (iii) other equivalent or similar organizational documents.
(r)Claim means any and all claims, counterclaims, suits, controversies, damages, debts, loans, dues, accounts, reckonings, bonds, bills, liabilities, obligations, guarantees, covenants, contracts, agreements, promises, judgments, demands, actions or causes of action, of any type or nature whatsoever, whether the same be asserted or unasserted, known or unknown, suspected or unsuspected, material or immaterial, absolute or contingent, liquidated or unliquidated, direct or indirect or nominally or beneficially possessed or claimed.
(s)Code shall have the meaning ascribed thereto in Section 2.9(c)(i).

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(t)Combination Dealers means the JDCFC dealers currently distributing both Deere-brand excavator products and Hitachi-brand excavator or mining products, pursuant to the IMA, as of the Definitive Agreement Date, including the Mining Dealers.
(u)[*****].
(v)[*****].
(w)Commercially Reasonable Efforts means, with respect to the efforts to be expended by a Party with respect to any objective contemplated by this Agreement, reasonable, diligent good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective as expeditiously as reasonably possible under similar circumstances exercising reasonable business judgment, taking into account the economic feasibility and profitability of any such action and such Party’s financial resources, business expertise, and past and current business practices.  “Commercially Reasonable Efforts” will not require a Party (i) to make payments to unaffiliated third parties (except as set forth in this Agreement), to incur non-de minimis liabilities to unaffiliated third parties or to grant any non-de minimis concessions or accommodations unless the other Party agrees to reimburse and make whole such Party to its reasonable satisfaction for such liabilities, concessions or accommodations requested to be made by the other Party, take any action that would cause such Party to incur costs or suffer any other detriment that is out of reasonable proportion to its benefits contemplated by this Agreement, (ii) to violate any Law, regulation or business practice or custom of the jurisdiction of such Party, or (iii) to initiate any litigation or arbitration.
(x)Common Cause means the unincorporated joint venture among the Parties, JDCFC and HHUS, that is managed by JDCFC, for distribution of excavators and Mining Equipment in the Territory pursuant to the IMA, MPSA and related agreements.
(y)Consigned Machines shall have the meaning ascribed to it in Section 6.4(a).
(z)Contract means any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, sales or purchase order, license, arrangement or other obligation that is legally binding under Applicable Law, whether written or oral.
(aa)D&C shall have the meaning ascribed to it in the Preamble to this Agreement.
(bb)Deere shall have the meaning ascribed to it in the Preamble to this Agreement.
(cc)Deere Disclaimed Matters shall have the meaning ascribed to it in Section 9.3(a)(i).
(dd)Deere Indemnitees shall have the meaning ascribed to it in Section 11.3.
(ee)Deere Related Persons shall have the meaning ascribed to it in Section 9.3(a)(i).

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(ff)Definitive Agreement Date shall have the meaning ascribed to it in the Preamble to this Agreement.
(gg)DHB shall have the meaning ascribed to it in the Recitals to this Agreement.
(hh)DHB License Agreement means the Agreement for Supply of Know-How and Technical Assistance dated September 30, 2011 by and between HCM and DHB, and the 130G Supply of Know-How and Technical Assistance dated November 7, 2017 by and between HCM and DHB, as each amended to the date hereof.
(ii)DHB Shares shall have the meaning ascribed to it in Section 5.2.
(jj)DHB Share Agreement means the DHB Stock Purchase and Sale Agreement of even date herewith by and between HCM and JDB relating to purchase and sale of the shares of DHB attached hereto as Exhibit 1.1.
(kk)DHK shall have the meaning ascribed to it in the Recitals to this Agreement.
(ll)DHK Shares shall have the meaning ascribed to it in Section 4.1.
(mm)DHK Share Agreement means the DHK Stock Purchase and Sale Agreement of even date herewith by and between HCM and D&C relating to purchase and sale of the shares of DHK attached hereto as Exhibit 1.2.
(nn)DHSP means DHSP Corporation, a Canadian corporation wholly owned by DHK.
(oo)Direct Claim shall have the meaning ascribed to it in Section 11.4(c).
(pp)Dispute shall have the meaning ascribed to it in Section 13.8.
(qq)DXH means DXH, LLC, a North Carolina limited liability company wholly owned by DHK.
(rr)Eligible Inventory means the following Hitachi-brand equipment, supplies and inventory: (i) whole machine equipment (excavators and RDTs); and (ii) components, attachments, and service parts for the whole machine equipment described in clause (i) hereof, in each case other than the Excluded Inventory.
(ss)Encumbrance means any lien, charge, mortgage, pledge, option, rights of pre-emption or first refusal, hypothecation, claims, restrictions on transfer, encumbrances, priority or security interest over or in any property, assets, Equity Securities or third party rights of whatever nature or interest, or any agreement for any of the same or any arrangement with the effect of giving security including any transfer of ownership of the property, assets, Equity Securities or third party rights of whatsoever nature or interest for the purpose of granting security.
(tt)Equity Securities means, if a Person is a corporation, shares in the capital of such corporation or other equity securities convertible into, exchangeable for or carrying the right to acquire shares in the capital of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests, partnership interests or otherwise or other equity securities convertible into, exchangeable for or carrying the right to acquire such ownership interests.
(uu)Excluded Inventory shall have the meaning ascribed to it in Section 6.6.
(vv)Extended Warranty Mining Equipment shall have the meaning ascribed to it in Section 3.5(b)(i).
(ww)FCPA means the U.S. Foreign Corrupt Practices Act of 1977.
(xx)	Final Dividend shall have the meaning ascribed to it in Section 2.5(i).
(yy)FSM means a forestry swing machine.
(zz)GAAP means the generally accepted accounting principles prevailing in the subject jurisdiction as may be approved by a significant segment of the accounting profession in that jurisdiction that are applicable to recording and reporting of financial information from time to time.
(aaa)Global e-Service Agreement means the Global e-Service Agreement of even date herewith between HCM and JDCFC attached as Exhibit 1.12 hereto.
(bbb)Governmental Entity means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of any federal, provincial, municipal or local government or any foreign, international, multinational or other government, including any department, commission, court, tribunal, instrumentality, ministry, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.
(ccc)HCM shall have the meaning ascribed to it in the Preamble to this Agreement.
(ddd)HCM Indemnitees shall have the meaning ascribed to it in Section 11.2.
(eee)HCM to JDCFC Supply Agreement means the Supply Agreement of even date herewith by and between HCM and JDCFC, attached as Exhibit 1.7 hereto.
(fff)HHUS means Hitachi Construction Machinery Holding U.S.A. Corporation, a Delaware corporation wholly owned by HCM.
(ggg)Hitachi shall have the meaning ascribed to it in the Preamble to this Agreement.
(hhh)[*****].
(iii)[*****].

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(jjj)Hitachi Dealer Contract means a dealer Contract between JDCFC and an Independent Hitachi Dealer or a Combination Dealer to sell and service Hitachi-brand construction and/or mining products.
(kkk)Hitachi Dealers means Independent Hitachi Dealers and Mining Combination Dealers.
(lll)Hitachi Disclaimed Matters shall have the meaning ascribed to it in Section 9.3(b)(i).
(mmm)Hitachi Related Persons shall have the meaning ascribed to it in Section 9.3(b)(i).
(nnn)HMD means Hitachi Mining Division of JDCFC.
(ooo)ICC shall have the meaning ascribed to it in the Recitals to this Agreement.
(ppp)IHD Contracts shall have the meaning ascribed to it in Section 3.2(a)(i).
(qqq)IMA shall have the meaning ascribed to it in the Recitals to this Agreement.
(rrr)Indemnified Party shall mean a Deere Indemnitee or an HCM Indemnitee, as the case may be.
(sss)Indemnitor shall mean the Party against whom the Claims made by an Indemnified Party are asserted under Article XI of this Agreement.
(ttt)[*****].
(uuu)Initial Announcement shall have the meaning ascribed thereto in Section 10.1.
(vvv)JDB shall have the meaning ascribed to it in the Recitals to this Agreement.
(www)JDCFC shall have the meaning ascribed to it in the Recitals to this Agreement.
(xxx)JV Agreements shall have the meaning ascribed to it in the Recitals to this Agreement; provided, that, for the avoidance of doubt, this Agreement and the Ancillary Agreements are not JV Agreements.
(yyy)JVA shall have the meaning ascribed to it in the Recitals to this Agreement.
(zzz)JVs means DHK (and its wholly owned subsidiaries, DHSP and DXH), Common Cause and DHB.

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(aaaa)Law means any (i) statute, law (including common law), ordinance, rule, code or regulation, (ii) judicial, arbitral, administrative, ministerial, departmental or regulatory judgment, order, decision, ruling or award of any Governmental Entity, or (iii) policy, guideline or protocol to the extent they have force of law.
(bbbb)Losses shall have the meaning ascribed to it in Section 11.2.
(cccc)Mining Business means JDCFC’s business of sales and marketing of Mining Equipment in the Territory, pursuant to the applicable JV Agreements.
(dddd)[*****].
(eeee)Mining Dealer means Mining Combination Dealers and Mining Service Dealers, collectively.
(ffff)Mining Equipment means (i) Hitachi-branded mining shovels (i.e., excavators larger than 100 tons) and RDTs and (ii) their components and parts.
(gggg)Mining Parts List Price shall have the meaning ascribed to it in Section 6.2(a)(i).
(hhhh)Mining Service Agreement shall have the meaning ascribed to it in Section 3.9.
(iiii)Mining Service Dealer shall have the meaning ascribed to it in Section 3.9.
(jjjj)MPSA means the Marketing Profit Sharing Agreement, dated as of January 1, 2002, between JDCFC and HHUS.
(kkkk)New Agreements means each of (i) the HCM to JDCFC Supply Agreement, (ii) the Service Parts Supply Agreement, (iii) the New License Agreement, (iv) the New Confidentiality Agreement, (v) the New Software License and Maintenance Agreement, (vi) the New Storage Agreement, (vii) the Oil Royalty and Branding Agreement, (viii) the PL Agreement Amendment and (ix) the Global e-Service Agreement.
(llll)New Confidentiality Agreement means the Confidentiality Agreement of even date herewith between HCM and Deere, attached as Exhibit 1.3 hereto.
(mmmm)New License Agreement means the License Agreement of even date herewith by and between HCM and JDCFC, attached as Exhibit 1.4 hereto.
(nnnn)New Software License and Maintenance Agreement means the New Software License and Maintenance Agreement of even date herewith by and between HCM and JDCFC, attached as Exhibit 1.5 hereto.

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(oooo)New Storage Agreement means the New Storage Agreement of even date herewith by and between HCM and JDCFC, attached as Exhibit 1.6 hereto.
(pppp)Oil Royalty & Branding Agreement means the Oil Royalty & Branding Agreement of even date herewith by and between HCM and JDCFC, attached as Exhibit 1.13 hereto.
(qqqq)Party and Parties each shall have the meaning ascribed to it in the Preamble to this Agreement.
(rrrr)Permitted Purpose shall mean the Authorized Purpose and the Authorized Activities (in each case, as defined in the New Confidentiality Agreement).
(ssss)Person means a natural person, corporation, limited liability company, limited partnership, general partnership, limited liability partnership, joint venture, trust, business trust or other organization or entity, irrespective of whether it is a legal entity, and any Governmental Entity, agency or political subdivision thereof.
(tttt)PL Agreement shall have the meaning ascribed to it in Section 2.4(a).
(uuuu)PL Agreement Amendment means the Amendment to the PL Agreement of even date herewith attached as Exhibit 1.8 hereto.
(vvvv)Pre-Termination Claims shall have the meaning ascribed to it in Section 3.4(b)(i).
(wwww)Provisional Pricing Agreement means the Provisional Pricing Agreement dated October 12, 2018 by and among HCM, HHUS, D&C and JDCFC, as may have been amended from time to time.
(xxxx)RDT means a rigid frame dump truck.
(yyyy)Regulatory Laws means Applicable Laws (i) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, or (ii) governing investments by certain Persons in strategic business sectors, including those raising national security considerations, in any country where the JVs do business, including the Investment Canada Act.
(zzzz)Related Party Transactions shall have the meaning ascribed to it in Section 9.1(i).
(aaaaa)Representatives means, with respect to any Person, such Person’s directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other representatives and agents.
(bbbbb)Required Regulatory Law means the Regulatory Laws set forth on Exhibit 1.9 hereto.
(ccccc)Retroactive Adjustment shall have the meaning ascribed to it in Section 5.1(a)(ii).

(ddddd)Royalty Payment shall have the meaning ascribed to it in the New License Agreement.
(eeeee)[*****].
(fffff)[*****].
(ggggg)[*****].
(hhhhh)Service Parts Supply Agreement means the Service Parts Supply Agreement of even date herewith by and between HCM and JDCFC, attached as Exhibit 1.10 hereto.
(iiiii)[*****].
(jjjjj)Subsequent Announcement shall have the meaning ascribed to it in Section 10.2.
(kkkkk)Surviving Agreements shall have the meaning ascribed to it in Section 2.4(a).
(lllll)Tax means any federal, provincial, state, local and foreign income, license, premium, sales (including provincial sales tax and harmonized sales tax), profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, governmental pension, disability, use, personal and real property, withholding, excise, production, transfer, alternative minimum, value added or occupancy tax, duty, levy, impost, assessment, deduction, fee, withholding or similar charge, including all interest, fines, penalties and additions to tax with respect thereto, in each case whether disputed or not.
(mmmmm)Tax Return means any return, declaration, report, election, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.
(nnnnn)[*****].
(ooooo)Termination shall have the meaning ascribed to it in Section 2.1.
(ppppp)Termination Date shall have the meaning ascribed to it in Section 2.1.
(qqqqq)Termination Date Release means the Mutual Release to be executed by HCM and D&C on and as of the Termination Date in the form attached as Exhibit 1.14 here.
(rrrrr)Territory shall have the meaning ascribed to it in the Recitals to this Agreement.
(sssss)Third-Party Claim shall have the meaning ascribed to it in Section 11.4(a).

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(ttttt)Transactions means the transactions contemplated by the Transaction Documents.
(uuuuu)Transaction Documents means this Agreement and each of the other agreements, certificates, documents and instruments contemplated hereby, including the Ancillary Agreements, including all schedules and exhibits hereto and thereto.
(vvvvv)Transfer Tax means any statutory, governmental, federal, state, local, municipal, foreign, and other transfer, documentary, real estate transfer, mortgage recording, sales, use, stamp, registration, conveyance, recording, value-added, or other similar Tax incurred in connection with the Transactions.
(wwwww)Transition Period means the period of time commencing on the Definitive Agreement Date and ending on the Termination Date.
(xxxxx)U.S.-Japan Tax Treaty means the Convention Between the Government of the United States of America and the Government of Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income, entered into on November 6, 2003, as amended by the Protocol entered into on January 24, 2013.
(yyyyy)Zaxis Assignment means the Assignment of Zaxis Trademark in the form attached as Exhibit 1.15 hereto.
ARTICLE II

termination of joint venture relationship
SECTION 2.1Termination of Joint Venture Relationship.  HCM and D&C agree that they shall, and shall cause each of their respective Affiliates to, terminate the JVs on the terms and conditions set forth in this Agreement and the Ancillary Agreements.  The consummation of the Transactions (the “Termination”) shall take place electronically on the later of (a) February 28, 2022 and (b) the third Business Day following satisfaction or waiver of the conditions set forth in Article XII (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at the Termination, but subject to the satisfaction or, where permitted, the waiver of those conditions).  The date on which the Termination occurs is referred to as the “Termination Date.”  Except as otherwise set forth in an Ancillary Agreement with respect to any particular Transaction, for tax and accounting purposes only, the Termination will be deemed to have occurred as of 11:59 p.m. Eastern Time with respect to Deere and Japan Standard Time with respect to HCM on the Termination Date.
SECTION 2.2Contractual Relationship After the Termination Date.  After the Termination Date, the contractual relationship between Hitachi and its Affiliates, on the one hand, and Deere and its Affiliates on the other hand, relating to the JVs and JV Agreements will be governed only by this Agreement, the Ancillary Agreements and the Surviving Agreements.
SECTION 2.3Termination of JV Agreements.
(a)On and as of the Termination Date, HCM and D&C shall, and shall cause their respective Affiliates (including the JVs) to, terminate all of the JV Agreements that have not yet been terminated, other than the Surviving Agreements, and, in each case, release any Claims and waive any procedural requirements thereunder without any further liability on the part of any party thereto except as set forth in this Agreement or the Ancillary Agreements. Without limiting the generality of the foregoing and, for the avoidance of doubt, subject to the terms of this Agreement, Schedule 2.3(a) attached hereto is an exclusive list of the agreements which shall be terminated on and as of the Definitive Agreement Date (if any) and Schedule 2.3(b) attached hereto is a non-exclusive list of the agreements which shall be terminated on and as of the Termination Date.
(b)Notwithstanding the foregoing or anything to the contrary in any JV Agreement, none of DHK, DHB, DHSP nor DXH shall be dissolved, liquidated or have its affairs wound up, during the Transition Period or at the Termination, and on and prior to the Termination each of D&C and HCM (to the extent within its power or control) shall cause, or cause its Affiliates to cause, each of DHK, DHB, DHSP and DXH to make or cause to be made, from time to time, all filings and applications to the relevant Governmental Entities and to amend any registration, license or permit to ensure the continuation of each of DHK, DHB, DHSP and DXH as a legal entity in its applicable jurisdiction of incorporation or formation through the Termination Date; provided, however, that nothing in this Section 2.3(b) shall in any way limit or otherwise restrict Deere from dissolving, liquidating, winding up the affairs of, selling or transferring (by way of merger, consolidation or otherwise) any of DHK, DHB, DHSP or DXH after the Termination.  Prior to the Termination, each Party shall cause, or cause its Affiliates to cause, each Charter Document of each of DHK, DHSP, DXH and DHB to be amended, effective as of the Termination Date, to, among other things, as applicable, (1) remove any reference to HCM or any of its Affiliates as a stockholder, member, equity holder, director, manager, officer or other related position or title, and (2) otherwise effect changes as may be necessary to give effect to the Transactions. D&C shall cause DHK and DHB to amend their corporate names to cease using “Hitachi” therein as soon after the Termination Date as commercially reasonable.
SECTION 2.4Surviving Agreements.
(a)Notwithstanding anything to the contrary in this Agreement, the following JV Agreements will not be terminated on or prior to the Termination Date and each Party shall, and shall cause each of its Affiliates to, cause the following Contracts to survive the Termination Date with such amendments thereto as set forth in this Section 2.4 (collectively, the “Surviving Agreements”):
(i)Product Liability Sharing Agreement dated August 16, 1993, originally by and among, HCM, D&C and DHK, as amended by that certain 2011 Amendment to Product Liability Sharing Agreement to include DHB and JDB as parties thereto, as further amended to date (the “PL Agreement”), as amended by the PL Agreement Amendment.
(ii)Memorandum of Understanding Concerning Joint Defense Procedures, dated August 31, 1993, by and among the parties to the PL Agreement.
(iii)Indemnification Agreement dated August 15, 1990, between HCM and DHK, and reconfirmed by letter dated April 19, 1993.

(iv)1988 Supply Agreements, but only with respect to DHK’s payment obligations for products ordered prior to the Termination Date and HCM’s obligations for warranty, warranty reimbursement, modification programs and indemnification obligations for products sold by HCM thereunder prior to the Termination Date (whether such obligations arise before, on or after the Termination Date).
(v)MPSA, but only to the extent set forth in Section 3.7(b).
(b)Notwithstanding anything to the contrary in Section 2.3(a), any JV Agreements that are solely between Deere, on the one hand, and DHK, DHSP, DXH and/or DHB, on the other hand, may survive the Termination Date in Deere’s sole discretion.
(c)Notwithstanding anything to the contrary in any Surviving Agreement or any other JV Agreement, but subject in all cases to the terms, conditions and releases set forth in the Transaction Documents, any and all disputes relating to or under any Surviving Agreement or any other JV Agreement that arise after the date hereof between or among the parties thereto shall be subject to resolution pursuant to arbitration as set forth in Section 13.9 below.
SECTION 2.5Termination Date Transactions.  On the Termination Date, the following shall occur:
(a)Each JV Agreement (other than the Surviving Agreements and the Charter Documents) between only the Parties shall terminate automatically without any further action by or liability of either Party or its Affiliates, and each Party shall deliver, or cause DHK, DHB and any of its and their Affiliates to deliver, duly executed counterparts to a termination acknowledgement agreement to the extent required to effectuate the termination of such JV Agreement (other than with respect to any Surviving Agreements) (provided that any such termination acknowledgement agreement shall not contain any terms or conditions that are in addition to or otherwise conflict with the Transaction Documents). With respect to any Surviving Agreement that will be amended as forth in Section 2.4, each Party shall deliver, or cause DHK, DHB and any of its and their Affiliates to deliver, duly executed amendments to each such Surviving Agreement effecting the amendments as forth in Section 2.4.
(b)Each item contemplated by Section 2.5 of the DHK Share Agreement [*****] shall be delivered pursuant to the terms of the DHK Share Agreement.
(c)Each item contemplated by Section 2.5 of the DHB Share Agreement [*****] shall be delivered pursuant to the terms of the DHB Share Agreement.
(d)JDCFC shall pay [*****] the Royalty Payment pursuant to the terms of the New License Agreement.

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(e)HCM shall pay to JDB or a designee of D&C, by wire transfer of immediately available funds to the account designated in writing by D&C not less than five Business Days prior to the Termination Date the amount due pursuant to Section 5.1(b).
(f)HCM shall pay to DHK, by wire transfer of immediately available funds to the account designated in writing by D&C not less than five Business Days prior to the Termination Date the amount due pursuant to Section 6.2(a).
(g)HCM shall pay to DHB, by wire transfer of immediately available funds to the account designated in writing by D&C not less than five Business Days prior to the Termination Date the amount due pursuant to Section 6.3(a).
(h)HCM shall pay, or have paid, to D&C or its designee by wire transfer of immediately available funds to the account designated in writing by D&C not less than five Business Days prior to the Termination Date the purchase price determined in accordance with Section 6.4(b) and due pursuant to Section 6.4(d),
(i)D&C and HCM shall cause DHK to declare and pay a dividend in the amount of the estimated net after-Tax income of DHK from January 1, 2021 to the Termination Date, as determined by the Board of Directors of DHK in accordance with Section 2.9(d) (the “Final Dividend”).  50% of such amount shall be paid to each of D&C and HCM.  Prior to any such dividend payment, HCM shall provide a certification to DHK on IRS Form W-8BEN-E confirming that the Final Dividend paid to HCM shall be exempt from withholding pursuant to Article 10(3) of the U.S.-Japan Tax Treaty.
(j)D&C and HCM shall execute and deliver to each other the Termination Date Release.
(k)D&C shall deliver to HCM the Zaxis Assignment fully executed.
(l)HCM and JDCFC shall, subject to Section 3.2(a)(ii), each have delivered duly executed assignment agreements, each in form and substance reasonably acceptable to both Parties (provided that in no case shall such assignment agreements include any terms additional to or in conflict with the Transaction Documents), to effectuate the assignment of the Assigned IHD Contracts to HCM as of the Termination Date in accordance with Section 3.2(a) (if any).
SECTION 2.6Transition Period.  Except as otherwise provided in this Agreement, during the Transition Period, each Party shall use reasonable best efforts to conduct, and shall cause its applicable Affiliates and the JVs to use reasonable best efforts to conduct, business as usual and consistently with the business practices which have existed prior to the date hereof in connection with the JV Agreements and the JVs, including with respect to Common Cause.  For example, without limiting the foregoing, during the Transition Period HMD will continue to be responsible for preparing and managing the MINExpo in accordance with the plans and scope in place as of the Definitive Agreement Date.  In order to accomplish a smooth termination of the JVs and transition of each Parties’ respective businesses as contemplated by this Agreement, each of the Parties shall appoint a coordination contact who shall communicate with each other, resolve any disputes hereunder, and provide the other Party with any reasonably required information and documents necessary to consummate and make effective the Transactions and for the separation of the businesses and termination of JVs generally.
(a)Projects/Activities to Be Wound Down.  Notwithstanding the foregoing, the Parties will use reasonable best efforts to, and will cause their Affiliates and the JVs to use reasonable best efforts to, discontinue all activities directly related to the projects set forth in Schedule 2.6(a) effective no later than the Termination Date. The Parties will cooperate in good faith to determine whether there are any other ongoing projects that are not applicable to either the separate business of Hitachi or the separate business of Deere (including DHK, DHB, DHSP, DXH and Common Cause) after the Termination Date, and the Parties will, upon mutual agreement, use reasonable best efforts to discontinue any such projects no later than the Termination Date.
(b)Cooperation for Smooth Transfer.  The Parties shall reasonably cooperate with each other after the Definitive Agreement Date (i) to prepare for the transfer of the Hitachi-brand business as smoothly as reasonably practicable, including sharing of information regarding the Mining Business, including operational information that is reasonably required by HCM in achieving a smooth transfer, as well as Hitachi-brand construction excavator business (other than information disclosed to Deere by any Combination Dealer), and (ii) to otherwise prepare for and implement the separation of the Deere- and Hitachi-brand businesses as smoothly as reasonably practicable for each of Deere and Hitachi, including by granting reasonable access to each JV; provided, that, (x) nothing in this Section 2.6(b) shall require Deere to disclose any information that is subject to any confidentiality restriction under Law or Contract, subject to privilege of any kind or determined, in Deere’s reasonable judgment, not to be related to the Mining Business or Hitachi-brand construction excavator business and (y) any information disclosed pursuant to this Section 2.6(b) shall be deemed to be Confidential Information under the New Confidentiality Agreement and shall be subject to the terms and conditions of the New Confidentiality Agreement.
(c)Hitachi’s Conduct.  During the Transition Period:
(i)HCM may conduct such activities as will be reasonably necessary to set up an excavator distribution system and its own mining business in the Territory in such a manner that HCM may start distributing excavators and conducting the mining business immediately after the Termination Date.  Such activities may include:
(1)[*****]
(2)[*****]
(3)[*****];
(4)Importation and delivery of Hitachi-brand products to HCM’s or its dealers’ yards and/or warehouses in preparation for the sale and distribution of such Hitachi-brand products after the Termination Date; and

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(5)Recruiting executives and employees for HCM’s distribution organization, except to the extent such recruitment violates Section 4.2 or Section 5.3 below.
(ii)Notwithstanding the foregoing, Hitachi may not:
(1)Make any remarks, comments or statements to any third party, whether written, oral or electronically, that impugn the character, integrity, reputation, quality or abilities of D&C, any of its Affiliates (including DHK, DHSP, DXH and DHB), any of their respective directors, officers and employees, or any of their respective dealers or products;
(2)Permit any newly appointed dealers to commence selling Hitachi-brand excavators, RDTs or service parts of either thereof, except for such sales conducted under the then existing dealer contracts with JDCFC; or
(3)Unreasonably interfere with Deere’s activities permitted under Section 2.6(d) below.
(d)Deere’s Conduct.  During the Transition Period:
(i)Deere may conduct such activities as will be reasonably necessary to plan and prepare for the operation of the DHK, DHSP, DXH and DHB businesses (including marketing and distribution) following the Termination Date, including being permitted access to the information, facilities and employees of the JVs for the Permitted Purpose.
(ii)Notwithstanding the foregoing, Deere may not:
(1)Make any remarks, comments or statements to any third party, whether written, oral or electronically, that impugn the character, integrity, reputation, quality or abilities of HCM, any of its Affiliates, any of their respective directors, officers and employees, or any of their respective dealers, including prospective dealers, or products;
(2)In obtaining access to the facilities and employees of DHK, DHSP, DHB or DXH, commence alteration of the facilities for production of Deere-engineered excavators, or otherwise use the facilities or employees of DHK, DHSP, DHB or DXH for purposes other than the planning and preparation of the operations of DHK, DHSP, DHB or DXH after the Termination Date or for the Permitted Purpose; or
(3)Unreasonably interfere with Hitachi’s activities permitted under Section 2.6(c) above.
(e)Conduct of Joint Ventures.  Except as specifically set forth in this Agreement or any of the Ancillary Agreements, during the Transition Period, the Parties shall use reasonable best efforts to cause each of DHK, DHB, DHSP, DXH and JDCFC (solely with respect to Common Cause), to conduct their respective businesses as they have been conducted up to the date hereof, in each case consistent with the terms of the applicable Charter Documents of DHK, DHB, and DHSP, the JV Agreements, this Agreement and the Ancillary Agreements.  Any change in the business practice, financial reporting practice or other management practice which materially impacts the business of DHK, DHB, DHSP, DXH and Common Cause or which disproportionately impacts one Party in comparison to the other shall require a prior written consent of both Parties.  Without limiting the generality of the foregoing, the Parties shall not modify any transfer pricing policies and cost allocation policies applicable to Common Cause.
SECTION 2.7Conduct of the Parties after the Termination Date.  After the Termination Date, each of the Parties and its Affiliates shall be free to conduct its business activities in any manner that it sees fit, so long as it does not violate the terms of this Agreement, the Ancillary Agreements or the Surviving Agreements.
SECTION 2.8No Account Settlement under the Provisional Pricing Agreement.  The Parties agree that there shall be no settlement of account pursuant to the provisions of Section 2 of the Provisional Pricing Agreement.
SECTION 2.9Tax Matters.
(a)Tax Cooperation.  In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to Tax liabilities, in each case relating to the JV Agreements, the Transactions, DHK, DHB, DHSP, DXH or Common Cause, the Parties shall reasonably cooperate with each other by (i) properly retaining and maintaining Tax records until such time as the Parties agree in writing that such retention and maintenance is no longer necessary or the expiration of the statute of limitations, (ii) the other Party and its respective agents, auditors and Representatives, at times and dates mutually acceptable to both Parties, to inspect, review and make copies of such records as such Party or its agents, auditors or Representatives may deem necessary or appropriate from time to time, (iii) making personnel available as reasonably required, and (iv) furnishing powers of attorney or other approvals or similar documents necessary or helpful for the preparation of Tax Returns, the conduct of audit examinations or the defense of claims by taxing authorities.
(b)Transfer Taxes.  Except as otherwise specifically provided in this Agreement or any of the Ancillary Agreements, Transfer Taxes shall be treated as follows:  (i) Transfer Taxes shall be borne 50% by Hitachi and 50% by Deere; (ii) Hitachi and Deere shall reasonably cooperate to eliminate or minimize the amount of any Transfer Taxes imposed on the Transactions or any transaction contemplated by any Ancillary Agreement; and (iii) if either Party shall receive a refund or credit in respect of Transfer Taxes, such Party shall promptly pay over to the other Party the share of such Transfer Taxes borne and paid by such other Party pursuant to this Section 2.9(b).
(c)Tax Treatment.  The Parties agree that for U.S. federal, state and local and applicable non-U.S. Tax purposes:
(i)The Final Dividend pursuant to Section 2.5(i) is intended to be treated as a distribution by DHK to each of HCM and D&C described in section 301 of the Internal Revenue Code of 1986, as amended (the “Code”);

(ii)The transfer of DHK stock from HCM to D&C pursuant to Section 4.1 and the DHK Share Agreement is intended to be treated as a sale or exchange of DHK stock under section 1001 of the Code in exchange for [*****];
(iii)The transfer of DHB stock from HCM to D&C pursuant to Section 5.2 and the DHB Share Agreement is intended to be treated as a sale or exchange of the DHB stock in exchange for [*****];
(iv)The termination of Common Cause pursuant to Article III hereof is intended to be treated as a series of distributions by the deemed partnership represented by Common Cause in liquidation of such deemed partnership pursuant to section 708 of the Code, in which each deemed partner received a share of partnership property in accordance with its interest in the partnership and no gain or loss or other inclusion of income is intended to be reported, including under section 704(c), section 708, section 731, section 736, section 737, or section 751 of the Code;
(v)The license arrangement entered into by HCM and JDCFC pursuant to the New License Agreement is intended to be treated as a license (and not as a sale or exchange or financing or other transaction) in exchange for an advance royalty payment of [*****]; and
(vi)Each Party intends and agrees to file all Tax Returns and otherwise report consistently with the provisions of this Section 2.9(c) unless, and then solely to the extent, otherwise required pursuant to a final determination under Applicable Law.
(d)Tax Liability Principles  For purposes of Section 2.5(i), the net after-Tax income of DHK and each of its subsidiaries from January 1, 2021 to the Termination Date shall be calculated as follows: (i) the income of DHK and its wholly owned subsidiaries, DHSP and DXH, during such period shall be calculated in accordance with past practice, and then the results for DHSP and DXH shall be combined with the result from DHK to produce a unitary estimate of income for DHK, DHSP and DXH collectively, (ii) any income of DHSP and DXH shall be assumed distributed to DHK, and any Tax or other costs that would be imposed upon such hypothetical distribution shall be included in such calculation as a debit, and (iii) the current estimate of all accrued and unpaid Tax liabilities of DHK, DHSP and DXH as of the Termination Date shall be included in such calculation as a debit to the extent allocable to taxable periods (or portions thereof) ending on or before the Termination, which shall be determined on the basis of an interim closing of the books as of the Termination Date (assuming that each taxable period including the Termination Date ends on such date, including for purposes of section 951, section 951A, and section 965 of the Code, and allocating annual exemptions, allowances or deductions on a per-diem basis) in the case of Taxes based on income or receipts and on a per-diem basis in the case of all other Taxes.

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(e)Withholding.  Notwithstanding anything herein or in any Ancillary Agreement to the contrary, all amounts payable pursuant to the terms of this Agreement or any Ancillary Agreement shall be subject to applicable Tax withholding requirements, and the Parties and their Affiliates shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement or any Ancillary Agreement such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax Laws.  To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement and the Ancillary Agreements as having been paid to the Person in respect of which such deduction and withholding was made.
SECTION 2.10Further Assurances.
(a)Subject to the terms and conditions of this Agreement and the Ancillary Agreements, and except as may otherwise be provided herein and therein, each Party will cooperate with each other and use (and will cause its Affiliates to use) its Commercially Reasonable Efforts, prior to, at and after the Termination Date, to take, or to cause to be taken, all actions and to do, or to cause to be done, all things reasonably necessary or desirable under Applicable Law (including applicable Regulatory Laws) or contractual obligations to consummate and make effective the Transactions no later than the Termination Date, including satisfaction of the conditions set forth in Article XII.
(b)Each Party shall (i) as promptly as possible (and with respect to the filing to be made in Brazil, in no event later than ten (10) Business Days following the Definitive Agreement Date), make the necessary or desirable notifications, submissions, applications or filings under each Required Regulatory Law with respect to the Transactions, (ii) promptly furnish information required in connection with such notifications, submissions, applications or filings made in accordance with this Agreement, and (iii) keep the other Party reasonably informed with respect to the status of such notifications, filings, applications and submissions made under this Section 2.10(b); provided, however, that nothing in this Section 2.10(b) shall require either Party to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of Hitachi, Deere or the JVs, or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets of Hitachi, Deere or the JVs.
ARTICLE III

termination of Common Cause
SECTION 3.1Termination of Common Cause.  Pursuant to the terms of Section 2.3 and Section 2.5(a), the IMA, the MPSA and all agreements related to the IMA are hereby terminated and Common Cause is hereby terminated and will cease to exist, in each case, effective on the Termination Date.  On the Termination Date, all Hitachi-brand product distribution rights that JDCFC theretofore shall have had shall revert to HCM or its wholly owned designee and all Deere-

brand product distribution rights shall be maintained by JDCFC, without any further action by any Party or any of its Affiliates.
SECTION 3.2Termination of Hitachi Dealer Contracts.
(a)[*****].
(b)[*****].
(c)HCM’s Undertaking with Respect to Independent Hitachi Dealer Contracts.  With respect to the IHD Contracts, the following shall apply:
(i)[*****].
(ii)[*****].
(iii)HCM shall faithfully observe its obligations and undertakings in accordance with Section 3.7.
(iv)JDCFC shall assign, and HCM or its wholly owned designee shall accept the assignment of and shall assume, the Assigned IHD Contracts on the Termination Date in accordance with SECTION 3.2(a).  [*****].
SECTION 3.3Appointment of Hitachi-Brand Dealers.  HCM shall appoint Independent Hitachi Dealers as authorized Hitachi-brand construction-size excavator dealers (for those who are, as of the Definitive Agreement Date, Hitachi-brand construction-size excavator dealers) and/or Hitachi-brand Mining Equipment dealers (for those who are, as of the Definitive Agreement Date, Hitachi-brand Mining Equipment dealers) in accordance with the provisions of this Section 3.3 and Section 3.2(c). [*****].
SECTION 3.4Each Party’s Responsibilities and Liabilities Relating to Dealers. [*****].
SECTION 3.5Warranty Obligations.  [*****].
(a)[*****].
(b)[*****].
(c)[*****].
(d)[*****].
(e)[*****].
(f)[*****].

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(g)If there is a dispute regarding which party has responsibility for a warranty claim (DHK, DHB, Deere, or HCM), the Parties will meet and confer in a similar manner to the process used under the applicable JV Agreement(s).
(h)Obligations to support modification programs under the 1988 Supply Agreements will remain in effect for products sold under the JV Agreements.  The Parties will work together in good faith to quickly resolve matters requiring performance of any modification program issues and negotiate in good faith the reimbursement values applicable thereto based on past practice under the JV Agreements.
(i)For clarity, this Section 3.5 applies only to products sold by HCM or produced by DHK or DHB prior to the Termination Date.  All rights, obligations, and procedures relating to warranty for products sold after the Termination Date shall be as set forth in the HCM to JDCFC Supply Agreement or in the Service Parts Supply Agreement, as applicable.
SECTION 3.6Settlement of Rights Relating to Reversions of Distribution Rights and to Receive Profits.  The Parties acknowledge that D&C and HCM have the rights to receive 60% and 40%, respectively, of the pre-Tax income of Common Cause, and that such rights will cease to exist upon the Termination Date due to the reversions of the distribution rights relating to Deere-brand products to JDCFC and Hitachi-branded products, including mining products, to HCM, as set forth in Section 3.1 above.
SECTION 3.7Final Profit Sharing.
(a)No later than 90 days following the Termination Date, D&C shall submit a final accounting for Common Cause for the portion of the fiscal year up to and including the Termination Date and will pay 40% of the pre-Tax profits of Common Cause to HCM pursuant to the terms of the MPSA as in effect immediately prior to the Termination and consistent with D&C’s past practice.  The final accounting for Common Cause shall apply the same accounting principles, procedures and assumptions as D&C has historically applied (including basing certain accruals on estimates if actual numbers are not then available) [*****] the Parties acknowledge and agree that all disputes relating to Common Cause profit accounting [*****] shall be treated as having been resolved in favor of D&C for purposes of determining which accounting principles, procedures and assumptions D&C shall apply to the final accounting for Common Cause.
(b)D&C’s obligation to account for the pre-Termination Date profits of Common Cause and HCM’s right to review or audit the accuracy of such accounting in accordance with such review and audit heretofore conducted under the MPSA shall survive the Termination Date until such time as the final Common Cause accounting and the review and audit thereof (and any discussions or disputes between the parties related thereto) are completed.

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)In the event that any difference in application of accounting principles, procedures and assumptions from those D&C has historically applied or any inaccuracy in the calculation of the final accounting of Common Cause is found in the post-Termination Date audit, the Parties shall cooperate and negotiate in good faith to settle the alleged difference or inaccuracy within thirty (30) days of written notice from HCM to JDCFC setting forth in reasonable detail the basis of such inaccuracy.
SECTION 3.8[*****].
SECTION 3.9[*****].
SECTION 3.10Assignment of Certain Intellectual Property Rights. D&C shall, and cause its Affiliates to, assign, effective on the Termination Date, to HCM:
(a)any and all domain names relating primarily to Hitachi-brand construction equipment, including hitachiconstruction.com and hitachimining.com;
(b)any and all pictorial, video or other presentations in any form of Hitachi-branded construction equipment; except for those portions of the foregoing that relate to Deere-branded construction equipment; and,
(c)any and all works of authorship used in connection with promotion, marketing and sale of Hitachi-branded construction equipment; except for those portions of the foregoing that relate to Deere-branded construction equipment.

In addition, D&C shall, and shall cause its Affiliates to, deliver to HCM all remaining catalogues, specification sheets, sales manuals and other marketing or sales literatures for Hitachi-brand construction equipment that are identifiable as such and in the possession of D&C or its Affiliates, as soon after the Termination Date as commercially reasonable.

SECTION 3.11Indemnification Procedure.  The procedures and limitations set forth in Section 11.4 and Section 11.5 shall govern the indemnification obligations under this Article III.
ARTICLE IV

DHK
SECTION 4.1Sale and Purchase of DHK Shares.  On the Termination Date, simultaneously with the consummation of the other Transactions, HCM shall sell, and D&C shall purchase, all of the shares of DHK that HCM holds (the “DHK Shares”) (i.e., 500 shares of common stock of DHK) pursuant to the terms of this Agreement and the DHK Share Agreement.

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SECTION 4.2Non-Solicitation of DHK (DHSP) Employees.  During the Transition Period, the Memorandum of Understanding dated March 6, 2014, between HCM, D&C and DHK (relating to the non-solicitation of DHK employees), the Memorandum of Understanding dated March 6, 2014, between HCM, D&C and DHK (relating to the non-solicitation of DHSP employees) and this Agreement shall govern the solicitation of employees of DHK and DHSP by Deere or Hitachi.  For a period of two years following the Termination Date, Hitachi shall not, and shall cause its Affiliates not to, solicit, hire or otherwise engage for fee or other consideration any Person who is an employee of DHK (or DHSP) as of the Termination Date without the prior written consent of Deere.  For the avoidance of doubt, the foregoing sentence shall not preclude HCM or its Affiliate from hiring a DHK (or DHSP) employee who initiates a contact with HCM or its Affiliate seeking employment or who responds to a general advertisement for recruitment, in each case, without any other direct or indirect solicitation or encouragement.
SECTION 4.3DHK Intellectual Property Rights.  The Parties acknowledge that:
(a)pursuant to Section 4.2 of the 1988 HCM License Agreement, all improvements to the technology licensed by HCM under the 1988 HCM License Agreement developed by DHK prior to the Termination Date are the property of HCM and that all such improvements are included in Licensed Technology (as defined in the New License Agreement) and licensed to JDCFC pursuant to the New License Agreement;
(b)pursuant to Section 8.4 of the JVA, all other improvements, inventions and know-how developed by DHK are the property of DHK but that HCM and D&C are both entitled to a royalty-free license to make, use or sell any and all such improvements, inventions and know-how developed prior to the Termination Date.  The Parties shall cause such license to be extended, and such license is hereby extended, by DHK to both HCM and D&C.  Deere will provide HCM with, or cause HCM to be provided with, documentation related to such improvements, inventions and know-how in the possession of DHK on an as requested basis for a period of up to 30 days following the Termination Date; provided that, except as otherwise expressly set forth in this Agreement with respect to DHSP and DHB, Deere has no obligation to provide any documentation that relates to any improvement, invention, and know-how in the possession of Deere and its Affiliates other than DHK.
SECTION 4.4 DHSP Intellectual Property Rights.
(a)As between HCM and D&C, DHSP owns all right, title and interest in and to the intellectual property rights created, conceived or otherwise developed by or on behalf of DHSP that relate to FSM Models (as defined in the HCM to JDCFC Supply Agreement), except for the rights to intellectual property created, conceived or otherwise developed by HCM for DHSP or otherwise used by DHSP in manufacturing FSM Models which the Parties acknowledge is included in the Licensed Technology (as defined in the New License Agreement) and licensed to JDCFC pursuant to the New License Agreement.
(b)HCM will have the perpetual right to utilize any intellectual property rights developed by DHSP on or before the Termination Date. Deere or DHSP will provide HCM documentation related to such intellectual property of DHSP on an as requested basis during the Transition Period and up to 30 days following the Termination Date; provided that, except as otherwise expressly set forth in this Agreement with respect to DHK and DHB, Deere has no obligation to provide any documentation that relates to any improvement, invention, and know-how in the possession of Deere and its Affiliates other than DHSP.
ARTICLE V

DHB
SECTION 5.1Settlement of Brazil Related Disputes.
(a)The Parties desire to settle the following disputes (“Brazil Disputes”) on and subject to the terms of this Agreement:
(i)HCM has arranged loans from two Japanese banks to DHB in the total amount of [*****] (“Bank Loans”) in response to JDB’s purchase of preferred stock of DHB for [*****].  The Parties dispute whether or not HCM has the obligation to repay part or all of the Bank Loans and HCM’s obligation under Section 8 of the letter agreement dated October 23, 2018, by and among HCM, D&C, JDCFC, JDB, DHK and DHB; and,
(ii)The Parties acknowledge that there is a general agreement that profits and losses in Brazil are to be shared and allocated between HCM and D&C on a 55% (with respect to D&C) / 45% (with respect to HCM) basis.  On the other hand, the Parties disagree that such sharing and allocation requires a retroactive accounting of past profits and losses. D&C has claimed that HCM is obligated to pay D&C the sum of [*****] as of October 31, 2020 as a retroactive adjustment of loss sharing (“Retroactive Adjustment”), and HCM has claimed that HCM is not obligated to make any Retroactive Adjustment payment.
(b)The Parties hereby agree to settle the Brazil Disputes as follows:
(i)HCM shall sell the DHB Shares pursuant to Section 5.2.
(ii)[*****].
(iii)During the Transition Period and prior to the Termination Date, HCM will continue to support the Bank Loans and will either cause the term of the Bank Loans to be extended to the Termination Date or will provide financing sufficient to replace the Bank Loans to DHB for a period of time ending on the Termination Date.  On the Termination Date, D&C shall cause DHB to repay the Bank Loans, either in cash or by use of financing arranged by DHB or Deere.  For the avoidance of doubt, HCM shall have no obligation to repay any part of the Bank Loans or to reimburse or otherwise advance any funds to DHB or Deere as part or all of the funds to repay the Bank Loans.

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(iv)Unless this Agreement is terminated or the Transactions are not consummated as contemplated by this Agreement, the Parties agree that there shall be no Retroactive Adjustment, and HCM shall have no obligation to make any Retroactive Adjustment payment.
SECTION 5.2Sale and Purchase of DHB Shares.  On the Termination Date, simultaneously with the consummation of the other Transactions, HCM shall sell, and D&C shall cause JDB to purchase, all of the shares of DHB that HCM holds (i.e., a total of 1,100 shares of common stock of DHB (the “DHB Shares”), representing 40% of the outstanding stock of DHB) pursuant to the DHB Share Agreement.
SECTION 5.3Non-Solicitation of DHB Employees. During the Transition Period, the Memorandum of Understanding dated March 6, 2014, between HCM, JDB and DHK and this Agreement shall govern the solicitation of employees of DHB by Deere or Hitachi. For a period of two years following the Termination Date, Hitachi shall not, and shall cause its Affiliates not to, solicit, hire or otherwise engage for fee or other consideration any person who is an employee of DHB as of the Termination Date without the prior written consent of Deere.  For the avoidance of doubt, the foregoing sentence shall not preclude HCM or its Affiliate from hiring a DHB employee who initiates a contact with HCM or its Affiliate seeking employment or who responds to a general advertisement for recruitment, in each case, without any other direct or indirect solicitation or encouragement.
SECTION 5.4DHB Intellectual Property.  The Parties acknowledge that:
(a)pursuant to Section 5 of the DHB License Agreement, all improvements to the technology licensed by HCM under the DHB License Agreement developed by DHB prior to the Termination Date are the property of HCM and that such improvements are included in the Licensed Technology (as defined in the New License Agreement) and licensed to JDCFC under the New License Agreement; and
(b)pursuant to Section 10.3 of the BJVA, all other improvements, inventions and know-how developed by DHB are the property of DHB but that HCM and DHK are both entitled to a royalty-free license to make, use or sell such improvements, inventions and know-how developed prior to the Termination Date.  The Parties shall cause such license to be extended, and such license is hereby extended, by DHB to both HCM and DHK. Deere will provide HCM with, or cause HCM to be provided with, documentation related to such improvements, inventions and know-how in the possession of DHB on an as requested basis for a period of up to 30 days following the Termination Date; provided that, except as otherwise expressly set forth in this Agreement with respect to DHK and DHSP, Deere has no obligation to provide any documentation that relates to any improvement, invention, and know-how in the possession of  Deere and its Affiliates other than DHB.

ARTICLE VI

inventory and open orders
SECTION 6.1Open Orders.
(a)During the Transition Period, the Parties and DHK shall confer from time to time regarding the orders for Hitachi-brand whole goods construction and compact excavators and Mining Equipment.  The Parties will, prior to the Termination Date, cancel, or cause their applicable Affiliates to cancel, any open orders for Hitachi-brand equipment between HCM and DHK that would have been received  on or after the Termination Date without any charge to DHK, or JDCFC.  If any DHK orders of Hitachi-brand construction or compact equipment remain in transit as of the Termination Date, HCM will either cause any such equipment to be recalled (and the order terminated) at no cost to Deere or immediately purchase the equipment back from Deere at the time of delivery at full price paid for such equipment under the applicable order (including freight) and Deere will cause the applicable JV to assign all of its rights to, and HCM will assume full responsibility for, such equipment upon recall or payment.
(b)The following shall apply to any whole goods Mining Equipment sold prior to the Termination Date by the HMD but not yet delivered to DHK, HMD or an ordering dealer:
(i)Schedule 6.1(b)(i) lists all mining shovels and RDTs as of the Definitive Agreement Date with delivery dates near, on or after the Termination Date.  The Parties will confer in good faith during the Transition Period to determine which mining shovel and RDT orders should be delivered by HMD prior to the Termination Date and which should be assumed by HCM.  For those assumed by HCM, the Parties will work in good faith during the Transition Period to coordinate the cancellation of the dealer order to HMD with a replacement order to HCM, including the sharing of relevant information regarding the order.  Schedule 6.1(b)(i) will be updated 15 days prior to the Termination Date.
(c)HMD will cancel existing orders for inventory of mining shovels and not issue any new order for any mining shovel or RDT for its inventory prior to the Termination Date.  HCM will accept such cancellation of orders for inventory with no penalty on HMD, JDCFC or Deere.  HMD will refer any and all dealer orders received after the Definitive Agreement Date which cannot be filled with equipment already in HMD’s inventory, to HCM for acceptance.  All such orders, if accepted by HCM, shall become a direct order from an ordering dealer to HCM.  With respect to mining service parts, the Parties will confer in good faith during the Transition Period to determine how to address service parts orders that occur near, on, or after the Termination Date with the objective to not negatively impact the dealers and customers or result in either Party incurring any unnecessary expense.
(d)All Mining Equipment orders delivered by HMD will be for the account of Common Cause and will be subject to profit sharing pursuant to MPSA.  All Mining Equipment orders delivered by HCM will be for the account of HCM and will not be subject to any profit sharing with Deere.

SECTION 6.2DHK Inventory Purchase.
(a)Subject to and in accordance with the terms and conditions of this Article VI, on the Termination Date HCM shall purchase, or shall cause its wholly owned designee to purchase, all Eligible Inventory in DHK’s (but not DHSP’s or DXH’s) inventory as of the Termination Date on the following terms:
(i)Each Hitachi-branded excavator (other than FSMs) shall be purchased at the price equal to DHK’s Book Value for such Hitachi-branded excavator.
(ii)All mining parts identified in Schedule 6.2(a)(ii) (as updated 90 days and then 15 days prior to the Termination Date) hereto that are in DHK’s inventory as of the Termination Date that (1) have parts numbers which are the parts numbers of mining parts which HCM sold to DHK from January 1, 2018 through December 31, 2020, shall be purchased at the unit price of such parts as shown on HCM’s list of selling prices to DHK effective as of the date hereof (“Mining Parts List Price”), provided, that, for the avoidance of doubt, the quantity purchased shall be the entire inventory of these part numbers regardless of the actual purchase date paid, and (2) have parts numbers which are the parts numbers of mining parts which HCM sold to DHK from January 1, 2021 through the Termination Date (but not from January 1, 2018 through December 31, 2020), shall be purchased at the Mining Parts List Price; provided, that, for the avoidance of doubt, the quantity purchased will not exceed the quantity ordered by DHK from January 1, 2021 through the Termination Date.
(iii)HCM shall have an option to purchase parts on Schedule 6.2(a)(iii) other than those parts which are subject to Section 6.2(a)(ii) above, at unit prices equal to 50% of the Mining Parts List Price.  HCM has indicated its preliminary interest in purchasing the parts so indicated on Column F of Schedule 6.2(a)(iii), and will exercise this option after physical examination thereof by delivering a list of parts that it intends to purchase to DHK, with copy to D&C, on or prior to ninety (90) calendar days from the Definitive Agreement Date, provided that D&C and DHK shall extend the ninety (90) day notification period in the event that HCM makes a reasonable request to extend such period up to thirty (30) days because of international travel restrictions or difficulties due to COVID-19 to dispatch one or more mining parts specialists from Japan who will physically examine those mining parts.
(iv)The Parties understand that DHK may, at any time and upon instruction from D&C, write off all mining parts that will not be purchased by HCM pursuant to this Section as of the Termination Date.
(v)The Parties further understand that DHK may sell mining parts that will not be purchased by HCM pursuant to this Section at a discount to a Mining Dealer or an Independent Hitachi Dealer who handles Mining Equipment.  In the event a Mining Dealer or an Independent Hitachi Dealer who purchases such discounted mining parts from DHK returns any part of the mining parts to JDCFC and JDCFC incurs any financial loss in connection therewith, then HCM shall pay to JDCFC 50% of the financial loss incurred by

JDCFC; provided that HCM’s obligation to make such payment will be limited to the sum in the aggregate equal to the amount of the Final Dividend pursuant to Section 2.5(i).
(b)HCM shall have no obligation to purchase any Deere-brand excavators, any FSMs in DHSP’s or DHK’s inventory, or any components or service parts in DHK’s or DHSP’s inventory as of the Termination Date other than the pursuant to Section 6.2(a)(ii) and 6.2(a)(iii) above and Section 6.2(c).  In the event that any Hitachi-brand FSMs shall remain in DHK’s or DHSP’s inventory on the Termination Date, JDCFC may sell such Hitachi-branded FSMs through its dealers or otherwise after the Termination Date.
(c)During the Transition Period, the Parties and DHK shall confer from time to time, at the request of either Party or DHK, to discuss DHK’s and DHSP’s production schedule and volume of each model of Hitachi-brand excavators required to fill dealer orders; provided, however, that the Parties acknowledge and agree that D&C will have final authority to determine the production schedules with the intention that DHK and DHSP will produce Hitachi-brand products that use Hitachi-brand specific components with the goal of depleting the volume of such components remaining in DHK’s or DHSP’s inventory on the Termination Date.  Any remaining whole goods inventory at DHK shall be purchased by HCM pursuant to this Section 6.2.  The Parties understand that DHK or DHSP may, at any time and upon instruction from D&C, write off any Hitachi-brand specific components that are not able to be depleted prior to the Termination Date.
(d)D&C shall cause DHK to maintain storage of the whole goods and mining parts purchased by HCM which are stored at DHK, D&C or any of their Affiliates as of the Termination Date pursuant to this Section 6.2 for a maximum period of one year pursuant to the New Storage Agreement, under the following terms and conditions:
(i)There shall be no storage charge to HCM for those whole goods and mining parts stored at DHK, D&C or any of their Affiliates for up to one year after the Termination Date; and,
(ii)The Parties and DHK shall confer and work out in good faith a workable schedule for transfer of goods stored at DHK, D&C or any of their Affiliates, in such a manner that it would not be a burden on any of the Parties or any of the entities providing storage hereunder to transfer the goods stored to HCM’s designated storage facilities.
(e)HCM shall be responsible for management of the storage and payment of storage fees for any whole goods or mining parts stored at third-party facilities after the Termination Date.  Neither Deere nor DHK will have any further responsibility for the whole goods stored at third party facilities after the Termination Date.
SECTION 6.3DHB Inventory Purchase.
(a)Subject to and in accordance with the terms and conditions of this Article VI, on the Termination Date HCM shall purchase, or shall cause its wholly owned designee to purchase, all whole goods Eligible Inventory in DHB’s inventory as of the Termination Date at the price equal to DHB’s Book Value for such Eligible Inventory.

(b)During the Transition Period, the Parties and DHB shall confer from time to time, at the request of either Party or DHB, to discuss DHB’s component order practice, production schedule and volume of each model of Hitachi-brand excavators, provided, however, that the Parties acknowledge and agree that D&C will have final authority to determine the production schedules with the intention that DHB will produce Hitachi-brand whole goods to minimize the amount of Hitachi-brand specific components remaining in DHB’s inventory on the Termination Date.  Any remaining whole goods inventory shall be purchased by HCM pursuant to this Section 6.3.  The Parties understand that DHB may, at any time and upon instruction from D&C, write off any Hitachi-brand specific components that are not able to be depleted prior to the Termination Date.
SECTION 6.4Common Cause Related Inventory Purchase.
(a)Subject to and in accordance with the terms and conditions of this Section 6.4, on the Termination Date HCM shall purchase, or shall cause its wholly owned designee to purchase, all Hitachi-brand equipment related to Common Cause in Deere’s inventory as of the Termination Date that is consigned to any dealer in Canada (for sale, rent or lease) as set forth in Schedule 6.4 attached hereto (as updated 15 days prior to the Termination Date) (such consigned equipment, referred to herein as the “Consigned Machines”); provided, that, HCM (or its wholly owned designee) shall not be required to purchase any such equipment which is subject to a rental or lease agreement that is assigned to Deere on the Termination Date and any such equipment will not be a “Consigned Machine” for purposes of this Agreement.
(b)The purchase price for the Consigned Machines shall be determined prior to the Termination Date by a third-party appraiser jointly selected by the Parties (the “Appraiser”).  In the event that the Parties fail to agree on an Appraiser, the Parties shall request the American Society of Appraisers to appoint an Appraiser experienced in appraising construction equipment in Canada.  The Parties shall instruct the Appraiser to appraise the Consigned Machines on the basis of a sale of the Consigned Machines from a distributor to another distributor of equipment in a transfer of business transaction.  Each Party shall provide all the information requested by the Appraiser, including all financial information relating to each of the Consigned Machines.  The cost of appraisal shall be borne equally by D&C and HCM.
(c)For the avoidance of doubt, HCM shall have no obligation to purchase any inventory held by JDCFC or another Deere Affiliate in connection with Common Cause, other than the Consigned Machines.
(d)HCM shall pay to D&C or its designee the purchase price determined in accordance with Section 6.4(b) on the Termination Date by wire transfer of immediately available funds to the account or accounts designated in writing by D&C not less than five Business Days prior to such payment.
(e)Any consignment agreement existing as of immediately prior to the Termination and relating to the Consigned Machines will automatically terminate when each Consigned Machine is purchased by HCM, at which time Deere will have no further obligation related to the Consigned Machines.  HCM may enter into a replacement consignment agreements effective after the Termination Date.

SECTION 6.5[*****].
SECTION 6.6Eligible Inventory.  The following inventory items are not acceptable by HCM and, except with respect to inventory to be purchased pursuant to Section 6.5, shall be excluded from the inventory to be purchased by HCM (the “Excluded Inventory”) from DHK, DHB, or JDCFC:
(i)Except as otherwise specifically agreed to by the Parties elsewhere in this Agreement, any construction/compact excavator or mining equipment, or attachments, service parts, or components that are not in new, unused, undamaged, complete condition, provided that equipment that is used in demonstrations or trials with its hour meter showing less than 50 hours shall be considered new and unused;
(ii)Any whole goods construction excavator or whole goods mining equipment that is branded other than “Hitachi”.
(iii)Any machinery, construction, or mining equipment, or attachments, service parts, or components that have been materially modified at the request of DHK, DHB, Common Cause, JDCFC, Independent Hitachi Dealer, or Combination Dealer, or modified by DHK, DHB, Common Cause, JDCFC, Independent Hitachi Dealer, or Combination Dealer and, as a result of such modification, are non-standard in nature; and
(iv)Any inventory that was acquired from a source other than HCM, DHK, DHSP or DHB.
SECTION 6.7[*****].
SECTION 6.8Inventory Identified for Purchase After the Termination Date.
(a)The Parties will cooperate in good faith to identify the inventory required to be purchased by HCM pursuant to this Article VI on or prior to the Termination Date.  With respect to any inventory that has been so identified for purchase by HCM in accordance with this Article VI on the Termination Date, HCM shall make the payments for such inventory on the Termination Date pursuant to the terms of this Agreement.
(b)The Parties acknowledge and agree that not all inventory required to be purchased by HCM hereunder will have been identified on or prior to the Termination Date (e.g., because such inventory is in transit, was not returned by a dealer prior to the Termination Date, or was otherwise not identified on or prior to the Termination Date).  With respect to any inventory that is required to be purchased by HCM pursuant to this Article VI that is identified by Deere after the Termination Date, HCM shall purchase such inventory as soon as practicable after the Termination Date and HCM shall promptly pay to Deere any amount owed under this Article VI in respect of such inventory.

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SECTION 6.9Inventory Transfer Costs. All costs, fees, and expenses incurred by either Party (or any of their respective Affiliates) in connection with the transfer of any inventory from Deere or the JVs to Hitachi (including freight and logistics costs) pursuant to this Agreement shall be born solely HCM.  All costs, fees and expenses incurred by Deere or the JVs for inventory identification, management, packing and all other activities prior to shipment of any inventory shall be borne by the Person who incurs such costs, fees or expenses.
SECTION 6.10Title and Risk of Loss.
(a)D&C represents and warrants to HCM that effective upon the purchase by HCM or its wholly owned designee and full payment of purchase price pursuant to this Article VI, HCM or its wholly owned designee, as the case may be, will acquire such inventory free and clear of any Encumbrance.
(b)As between the Parties, title to any inventory purchased pursuant to this Article VI passes to HCM on the Termination Date, regardless of where the inventory is then located.
(c)As between the Parties, risk of loss to all inventory purchased pursuant to this Article VI passes to HCM on the Termination Date.
SECTION 6.11Covenants related to Inventory.
(a)With respect to the equipment, supplies or inventory purchased pursuant to Article VI, the Parties and their Affiliates shall comply with all Applicable Laws imposing economic sanctions, export controls and trade embargoes and other Applicable Laws that encourage or require U.S. Persons to refuse to participate in or cooperate with foreign boycotts that are not sanctioned by the U.S. government. For the avoidance of doubt, such Laws include the U.S. economic sanctions Laws administered by the U.S. Department of the Treasury, the export controls Laws and anti-boycott Laws administered by the U.S. Department of Commerce, and the FCPA. Without limiting the generality of the foregoing, HCM and its Affiliates shall not, in each case, with respect to the equipment, supplies or inventory purchased pursuant to Article VI:
(i)directly or indirectly export, re-export, release, transship, or otherwise deliver such equipment, supplies or inventory or any portion of such equipment, supplies or inventory to any jurisdiction or territory to which, or any party to whom, such export, re-export, release, transshipment or delivery is prohibited by Applicable Law;
(ii)refuse, or agree to refuse, to do business with Israel or any other nation or company subject to a boycott not endorsed by the U.S.; or
(iii)discriminate against, or agree to discriminate against, any Person on the basis of race, religion, sex, national origin, or nationality.
(b)With respect to the equipment, supplies or inventory purchased pursuant to Article VI, HCM and its Affiliates shall, and shall cause their Representatives to, comply with the FCPA, including maintaining and complying with all policies and procedures to ensure compliance with the FCPA.

ARTICLE VII

Post termination arrangements

The Parties will cause the following arrangements to be implemented with effect from and after the Termination Date, in accordance with the terms of the applicable Ancillary Agreements. For the avoidance of doubt, each of the arrangements herein are integral to the agreement between the Parties as relates to the termination of the JVs.

SECTION 7.1Deere-Engineered Excavators.  HCM understands that D&C currently plans to develop excavators engineered by it and introduce them to the market as soon as possible.  However, it takes time to engineer such excavators and establish manufacturing operations for such excavators.  Accordingly, the Parties have agreed to certain post-termination arrangements for HCM to provide Deere with such products and technology as are needed for Deere to develop excavators, which will serve as successor excavators to Hitachi-engineered excavators, as set forth in this Article.
SECTION 7.2HCM to JDCFC Supply Agreement.  Concurrently herewith, HCM and JDCFC have entered into the HCM to JDCFC Supply Agreement, under which HCM shall supply completed excavators, components and parts to JDCFC at the prices, for the term and upon the terms and subject to the conditions set forth therein.
SECTION 7.3Service Parts Supply Agreement.  Concurrently herewith, HCM and JDCFC have entered into the Service Parts Supply Agreement, under which JDCFC shall supply service parts to HCM at the prices, for the term and upon the terms and subject to the conditions set forth therein.
SECTION 7.4New License Agreement.  Concurrently herewith, HCM and JDCFC have entered into the New License Agreement, under which HCM has granted a certain license to JDCFC to use certain HCM-engineered technology as set forth in the New License Agreement for the development and manufacture of excavators, upon the terms and subject to the conditions in the New License Agreement.
SECTION 7.5New Confidentiality Agreement.  Concurrently herewith, HCM and JDCFC have entered into the New Confidentiality Agreement, under which the Parties and certain Affiliates have agreed to maintain confidentiality of confidential information provided by the Parties or their Affiliates as set forth in the New Confidentiality Agreement.
SECTION 7.6New Software License and Maintenance Agreement.  Concurrently herewith, HCM and JDCFC have entered into the New Software License and Maintenance Agreement to provide ongoing access to diagnostics software including maintenance and support.
SECTION 7.7Global e-Service Agreement.Concurrently herewith, HCM and JDCFC have entered into the Global e-Service Agreement to provide ongoing access to machine operation diagnostics and analytic data, technical information, manuals and service parts information.
SECTION 7.8PL Agreement Amendment.  Concurrently herewith, HCM and D&C have entered into the PL Agreement Amendment, pursuant to which the Parties are amending the PL Agreement such that, after the Termination Date, (a) it applies only to finished products manufactured by DHK or DHB on or prior to the Termination Date or those products that have been ordered by DHK or DHB pursuant to the JV Agreements (and not the HCM to JDCFC Supply Agreement) prior to the Termination Date and (b) provides that any product liability obligations on the part of HCM for product ordered under the HCM to JDCFC Supply Agreement shall be as set forth in the HCM to JDCFC Supply Agreement.
SECTION 7.9Oil Royalty and Branding Royalty Agreement.  Concurrently herewith, HCM and JDCFC have entered into the Oil Royalty and Branding Agreement to provide authorization for Deere to access and re-brand the Hitachi Oil Formulas after the Termination Date.
SECTION 7.10New Storage Agreement.  Concurrently herewith, HCM and JDCFC have entered into the New Storage Agreement, pursuant to which JDCFC and its Affiliates will store the whole goods and mining parts purchased by HCM pursuant to this Agreement.
SECTION 7.11Surviving Agreements.  The Parties acknowledge and agree that the only contractual arrangements which exist between Hitachi and Deere after the Termination Date shall be, in addition to this Agreement, the Ancillary Agreements and the Surviving Agreements as modified or otherwise amended by Section 4.2 above.
ARTICLE VIII

[*****] general release
SECTION 8.1[*****].
SECTION 8.2Mutual General Release.  On the Termination Date, each of HCM and D&C shall execute and deliver to the other the Termination Date Release.
ARTICLE IX

representation and warranties
SECTION 9.1HCM’s Representations and Warranties.  HCM hereby represents and warrants to D&C as of the date hereof and as of the Termination Date as follows:

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(a)Organization; Authority.  HCM is a corporation duly organized, validly existing and in good standing under the Laws of Japan, and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.  HCM has full right, power, capacity and authority to execute and deliver this Agreement and each of the Ancillary Agreements to be executed and delivered thereby, to consummate the Transactions and to comply with the terms, conditions and provisions hereof and thereof.  The execution, delivery and performance by HCM of this Agreement and each of the Ancillary Agreements to which HCM is a party have been duly and properly authorized by all requisite action in accordance with Applicable Law and with the organizational documents of HCM.  This Agreement and each of the Ancillary Agreements to which HCM is a party have been duly executed and delivered by HCM and constitute the legal, valid and binding obligation of HCM, enforceable against HCM in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and the availability of equitable remedies.
(b)No Violation.  The execution, delivery and performance by HCM of this Agreement and the Ancillary Agreements to which it is a party and the consummation by HCM of the Transactions will not:
(i)violate, contravene or conflict with any Law; or
(ii)violate, contravene or conflict with any provision of the charter documents, bylaws or similar organizational documents of HCM.
(c)Consents and Approvals. Except with respect to the Required Regulatory Laws or resulting from any Contract, the entry into, termination or assignment of which, is expressly contemplated by this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required to be made or obtained by HCM in connection with the authorization, execution, delivery and performance by HCM of this Agreement and the Ancillary Agreements to which HCM is a party, or the consummation by HCM of the Transactions.
(d)Litigation. There are no litigation or other proceedings pending, or to the knowledge of HCM, threatened against HCM, or any properties or rights of HCM, that questions or challenges the validity of this Agreement or the Ancillary Agreements, nor any action taken or to be taken by HCM pursuant hereto or thereto or in connection with the Transactions, and HCM does not know of any such litigation or other proceeding that may be asserted.
(e)Capitalization of DHK.  Schedule 9.1(e)(i) sets forth the entire authorized Equity Securities of DHK and a complete and correct list of the issued and outstanding Equity Securities of DHK, including the names of the record and beneficial owners thereof and the number of Equity Securities held thereby.  All of the outstanding Equity Securities of DHK have been duly authorized, and are validly issued, fully paid and non-assessable and are free of any Encumbrance.  Except as set forth on Schedule 9.1(e)(ii), there are no Contracts (including any options, warrants, convertible securities or similar agreements) obligating HCM or DHK to issue or sell any Equity

Securities. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Securities of DHK.
(f)Capitalization of DHB.  Schedule 9.1(f)(i) sets forth the entire authorized Equity Securities of DHB and a complete and correct list of the issued and outstanding Equity Securities of DHB, including the names of the record and beneficial owners thereof and the number of Equity Securities held thereby.  All of the outstanding Equity Securities of DHB have been duly authorized, and are validly issued, fully paid and non-assessable and are free of any Encumbrance.  Except as set forth on Schedule 9.1(f)(ii), there are no Contracts (including any options, warrants, convertible securities or similar agreements) obligation HCM or DHB to issue or sell any Equity Securities. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the DHB Shares.
(g)Title to Shares of DHK and DHB.  HCM is the sole legal and beneficial owner of, and has good and valid title to, the DHK Shares and the DHB Shares. All of the DHK Shares and all of the DHB Shares have been duly and validly issued, and are fully paid and non-assessable.  The acquisition, holding and disposal of the DHK Shares and the DHB Shares by HCM are in compliance with all Applicable Laws and Contracts, and the DHK Shares and the DHB Shares are each, and as of the Termination Date shall each be, free and clear any Encumbrance, including any pre-emptive rights, rights of first refusal or “put” or “call” rights created by statute, DHK’s or DHB’s organizational documents or otherwise (other than those arising pursuant to applicable federal and state securities Laws).  Effective from and after the Termination Date, D&C will (i) be the sole legal and beneficial owner of and have good and valid title to the DHK Shares and the DHB Shares, respectively, free and clear of any Encumbrance, and (ii) have the full power to exercise all of the rights attached to or accrued on all of the DHK Shares and the DHB Shares, respectively.
(h)No Other Agreements to Purchase.  Except for D&C’s rights under this Agreement and the Ancillary Agreements and except as set forth on Schedule 9.1(f)(ii), no Person has any Contract, option, warrant, understanding or commitment or any right of privilege (whether by Law, Contract or otherwise) capable of becoming such for: (i) the purchase or acquisition from HCM of (1) any of the DHK Shares or DHB Shares or (2) any other Equity Securities of DHK or DHB, respectively; (ii) the purchase or acquisition from DHK or DHB of any of Equity Securities; or (iii) the purchase, subscription, allotment or issuance of any of the unissued shares or other Equity Securities of DHK or DHB.
(i)Related Party Transactions.  Other than this Agreement, the Ancillary Agreements and, solely to the extent relating to the period after the Termination Date, the Surviving Agreements, neither HCM nor any Affiliate or Representative of HCM (or any such Person’s directors, officers, managers, employees, Affiliates or other Representatives) is a party to any Contract with or binding upon DHK, DHB, DHSP or DXH, or any of their respective assets, rights or properties, or has any interest in any property owned by DHK. DHB, DHSP or DXH, with such Contract continuing through and after the Termination Date (collectively, the “Related Party Transactions”).

(j)OFAC.  HCM and its Affiliates are in compliance with the U.S. International Emergency Economic Powers Act and all other Laws administered by the Office of Foreign Assets Control of the U.S. Treasury Department or any other Governmental Entity imposing economic sanctions and trade embargoes against countries and Persons designated in such Laws.
SECTION 9.2D&C’s Representations and Warranties.  D&C hereby represents and warrants to HCM as of the date hereof and as of the Termination Date as follows:
(a)Organization; Authority.  D&C and JDCFC are corporations duly organized, validly existing and in good standing under the Laws of the State of Delaware, U.S., and have all requisite power and authority to own, lease and operate their respective assets, properties and business and to carry on their business as now being conducted.  D&C and JDCFC have full right, power, capacity and authority to execute and deliver this Agreement and/or each of the Ancillary Agreements to which they are a party, to consummate the Transactions and to comply with the terms, conditions and provisions hereof and thereof.  The execution, delivery and performance by D&C and JDCFC of this Agreement and/or each of the Ancillary Agreements to which they are a party have been duly and properly authorized by all requisite action in accordance with Applicable Law and with the organizational documents of D&C and JDCFC, respectively.  This Agreement and/or each of the Ancillary Agreements to which D&C/JDCFC are a party have been duly executed and delivered by D&C and JDCFC, respectively, and constitute the legal, valid and binding obligation of D&C and JDCFC, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and the availability of equitable remedies.
(b)No Violation.  The execution, delivery and performance by D&C and JDCFC of this Agreement and the Ancillary Agreements to which D&C and/or JDCFC are a party and the consummation by them of the Transactions will not:
(i)violate, contravene or conflict with any Law; or
(ii)violate, contravene or conflict with any provision of the charter documents, bylaws or similar organizational documents of D&C and JDCFC.
(c)Consents and Approvals.  Except with respect to the Required Regulatory Laws or resulting from any Contract, the entry into, termination or assignment of which, is expressly contemplated by this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required to be made or obtained by D&C or JDCFC in connection with the authorization, execution, delivery and performance by D&C or JDCFC of this Agreement and the Ancillary Agreements to which D&C and/or JDCFC are a party, or the consummation by D&C and/or JDCFC of the Transactions.
(d)Litigation.  There are no litigation or other proceedings pending, or to the knowledge of D&C, threatened against D&C or JDCFC, or any properties or rights of D&C or JDCFC, that questions or challenges the validity of this Agreement or the Ancillary Agreements, nor any action taken or to be taken by D&C or JDCFC pursuant hereto or thereto or in connection with the Transactions, and D&C does not know of any such litigation or other proceeding that may be asserted.

SECTION 9.3No Other Representations or Warranties.
(a)HCM, on behalf of itself and its Affiliates, and anyone claiming by, under or through any of the foregoing, hereby acknowledges and agrees that, except for those representations and warranties expressly set forth in 8.2(c) and Section 9.2 or expressly set forth in any Ancillary Agreement:
(i)none of (x) Deere, DHK, DHSP, DXH, DHB or any of their respective direct or indirect past, present or future Affiliates, owners or beneficiaries, (y) any of the respective past, present or future directors, managers, officers, employees, incorporators, shareholders, owners, Affiliates, Representatives of any of the foregoing, or (z) any of the respective estates, heirs, administrators, personal representatives, successors or assigns of any of the foregoing (clauses (x)-(z), collectively, the “Deere Related Persons”) makes any representation or warranty of any kind or nature with respect to itself, the accuracy or completeness of any information, DHK, DHSP, DXH or DHB or any of their respective assets, liabilities, businesses or any other matter in connection with this Agreement (“Deere Disclaimed Matters”);
(ii)all representations and warranties (whether written or oral, whether express or implied, whether in regard to merchantability, fitness for a particular purpose, condition or design or arising from a course of dealing or usage of trade or otherwise) with respect to any Deere Disclaimed Matter are expressly disclaimed and excluded;
(iii)Deere has informed it that no Person has been authorized by Deere or any other Deere Related Persons to make any statement, representation or warranty with respect to any Deere Disclaimed Matter and, if made, any such statement or representation or warranty must not be relied upon;
(iv)It is relying on its own investigation and analysis in entering into the Transactions and is not relying on any statement, representation or warranty made by or on behalf of Deere or any other Deere Related Persons; and
(v)Neither Deere nor any other Person will have or be subject to any liability resulting from the distribution or use of any information regarding any Deere Disclaimed Matter, including any estimates, projections, predictions or other information provided by or on behalf of Deere or any other Deere Related Person.
(b)D&C, on behalf of itself and its Affiliates, and anyone claiming by, under or through any of the foregoing, hereby acknowledges and agrees that, except for those representations and warranties expressly set forth in Section 8.2(c) and Section 9.1 or expressly set forth in any Ancillary Agreement:
(i)none of (x) HCM or any of its direct or indirect past, present or future Affiliates, (y) any of the past, present or future directors, managers, officers, employees,

incorporators, shareholders, owners, Affiliates, Representatives of any of the foregoing, or (z) any of the respective estates, heirs, administrators, personal representatives, successors or assigns of any of the foregoing (clauses (x)-(z), collectively, the “Hitachi Related Persons”) makes any representation or warranty of any kind or nature with respect to itself, the accuracy or completeness of any information, DHK, DHSP, DXH or DHB or any of their respective assets, liabilities, businesses or any other matter in connection with this Agreement (“Hitachi Disclaimed Matters”);
(ii)all representations and warranties (whether written or oral, whether express or implied, whether in regard to merchantability, fitness for a particular purpose, condition or design or arising from a course of dealing or usage of trade or otherwise) with respect to any Hitachi Disclaimed Matter are expressly disclaimed and excluded;
(iii)HCM has informed it that no Person has been authorized by HCM or any other Hitachi Related Persons to make any statement, representation or warranty with respect to any Hitachi Disclaimed Matter and, if made, any such statement or representation or warranty must not be relied upon;
(iv)it is relying on its own investigation and analysis in entering into the Transactions and is not relying on any statement, representation or warranty made by or on behalf of HCM or any other Hitachi Related Persons; and
(v)Neither HCM nor any other Person will have or be subject to any liability resulting from the distribution or use of any information regarding any Hitachi Disclaimed Matter, including any estimates, projections, predictions or other information provided by or on behalf of HCM or any other Hitachi Related Person.
ARTICLE X

public announcement; CONFIDENTIALITY
SECTION 10.1Initial Public Announcement.  Upon execution of this Agreement, each of the Parties shall make an initial public announcement that the joint venture relationship between that Parties shall be terminated on the Termination Date (the “Initial Announcement”) in accordance with the following:
(a)HCM and D&C shall make the Initial Announcement by issuing a press release on a simultaneous basis.  D&C shall issue its press release at 9:00 a.m., New York City time, on August 19, 2021, and HCM shall issue its press release at the corresponding time, i.e., 10:00 p.m., Japan Standard Time.
(b)HCM’s Initial Announcement shall be substantially in the form of Exhibit 10.1(a) attached hereto.
(c)D&C’s Initial Announcement shall be substantially in the form of Exhibit 10.1(b) attached hereto.

SECTION 10.2Subsequent Public Announcement.  After the Initial Announcement, each of the Parties and their Affiliates may issue additional press releases, hold press interviews and otherwise make public announcements relating to the Transactions (“Subsequent Announcement”) to the extent not inconsistent with any Initial Announcement and deemed reasonably necessary or appropriate by such Party in its reasonable discretion.  Any and all Subsequent Announcements shall comply with the requirements of Section 2.6(c)(ii)(1) and (d)(ii)(i).
SECTION 10.3Public Announcement on the Termination Date.  On the Termination Date, the Parties shall make a joint press release with respect to the Transactions.  The Parties shall reasonably confer with each other and agree on the contents of such press release at least five (5) days prior to the Termination Date.  In the event that the Parties shall fail to agree on the contents of the press release, then each Party shall be free to issue its own press release so long as it is consistent with the Initial Announcements.  For the avoidance of doubt, each Party shall be free to issue supplemental press releases setting forth its plans with respect to the future to supplement the contents of the joint press release.
SECTION 10.4Confidentiality.  Except for the announcements made pursuant to Sections 10.1, 10.2, 10.3 or 10.4, any information disclosed by or on behalf of a Party to the other Party or its Affiliates or Representatives pursuant to the terms of this Agreement in furtherance of the Transactions is and shall be and shall be deemed Confidential Information under the New Confidentiality Agreement and shall be subject to the terms and conditions of the New Confidentiality Agreement; provided, however, that nothing in this Article X shall restrict either Deere or Hitachi from making any announcement as may be required by Applicable Law (including Regulatory Laws) or the rules, regulations or policies of any U.S. or foreign securities exchange or in furtherance of any Ancillary Agreement in which case the Party required to make the release or announcement will use reasonable efforts to allow the other Party reasonable time to review and comment on such release or announcement in advance of such issuance.
SECTION 10.5Exclusive Remedy; Limitation on Relief.  The Parties acknowledge that once the Initial Announcement is made, the perceptions of each Party’s respective dealers, customers and other stakeholders will be affected and the termination of the joint venture relationship and the continuation of their respective construction equipment business on an independent basis will be expected.  The Parties further acknowledge that it is in their respective best interest to consummate the Transactions in a timely manner.  Conversely, the Parties recognize that a failure to consummate the Transactions in a timely manner will cause irreparable damages to the Parties’ respective business, reputation and customer relationships, the amount of which is impossible to determine.  Accordingly, the Parties agree that in the event one Party breaches a term or provision of this Agreement or the Ancillary Agreements, neither Party shall seek to invalidate or terminate this Agreement or the Ancillary Agreements, or to delay or otherwise postpone the Termination Date so long as all of the Transactions can occur on the Termination Date regardless of such breach.  Each Party irrevocably and unconditionally acknowledges and agrees that, from and after the date hereof, the indemnification provisions of Article XI (together with the indemnities included in Article III) shall be the sole and exclusive source of recovery and remedy of the Indemnified Parties under or in connection with this Agreement, except (a) as may otherwise be expressly set forth in an Ancillary Agreement, and (b)

that the foregoing shall not be deemed a waiver by any Party of any right to specific performance and injunctive relief pursuant to Section 13.10.
ARTICLE XI
INDEMNIFICATION
SECTION 11.1Survival. The Parties, intending to modify any applicable statute of limitations, agree that the representations, warranties, covenants, agreements and obligations set forth in this Agreement will survive the Termination Date for eighteen (18) months; provided, however, that any covenants, agreements or obligations contained in this Agreement which by their terms expressly require performance after the Termination Date shall survive the Termination Date until performed.  If a Party delivers a written notice to the other Party of an indemnification claim pursuant to Section 11.2 or Section 11.3 prior to the expiration of the applicable survival period, such claim shall survive until resolved or determined in accordance with this Agreement.
SECTION 11.2Indemnification by D&C.  From and after the Termination Date, subject to the limitations set forth in this Article XI, D&C shall indemnify, defend and hold harmless HCM and, to the extent named or involved in any Third-Party Claim, its successors, assigns and Affiliates (and its and their respective Representatives) (collectively, the “HCM Indemnitees”) from and against, and will reimburse the HCM Indemnitees with respect to, any and all losses, liabilities, claims, deficiencies, demands judgments, damages, interest, fines, penalties, suits, actions, causes of action, assessments, awards, costs and expenses (including reasonable costs of investigation and defense and reasonable attorneys’ fees) (collectively, “Losses”), in each case, to the extent arising from or in connection with:
(a)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by D&C, JDCFC or any of their Affiliates under this Agreement or in any Ancillary Agreement (other than the New Agreements) to which it or any of its Affiliates is a party; and
(b)any inaccuracy in or breach of any representations and warranties of D&C, JDCFC or any of their Affiliates set forth in this Agreement or in any Ancillary Agreement (other than the New Agreements) to which it or any of its Affiliates is a party.
SECTION 11.3Indemnification by HCM.  From and after the Termination Date, subject to the limitations set forth in this Article XI, HCM shall indemnify, defend and hold harmless D&C and, to the extent named or involved in any Third-Party Claim, its successors, assigns and Affiliates (and its and their respective Representatives) (collectively, the “Deere Indemnitees”) from and against, and will reimburse the Deere Indemnitees with respect to, any and all Losses, in each case, to the extent arising from or in connection with:
(a)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by HCM or any of its Affiliates under this Agreement or in any Ancillary Agreement (other than the New Agreements) to which it or any of its Affiliates is a party;
(b)any inaccuracy in or breach of any representations and warranties of HCM or its Affiliates set forth in this Agreement or in any Ancillary Agreement (other than the New Agreements) to which it or any of its Affiliates is a party; and

(c)except with respect to Deere’s obligations under the Surviving Agreements or pursuant to Section 3.5, any inventory purchased by HCM or its Affiliates pursuant to Article VI.
SECTION 11.4Indemnification Procedures.
(a)Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, Claim, arbitration, mediation or other legal proceeding made or brought by any Person (including any Governmental Entity) who is not a party to this Agreement or an Affiliate of a Party to this Agreement (a “Third-Party Claim”), against such Indemnified Party with respect to which the Indemnitor is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnitor written notice thereof promptly, and in any event, within forty-five (45) days after receipt of notice of the Third-Party Claim; provided, however, that any delay or failure to provide such notice of a Third-Party Claim to the Indemnitor shall not relieve the Indemnitor from its indemnification obligations hereunder except to the extent that such delay or failure materially and adversely prejudices the Indemnitor’s rights and defenses. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all correspondence from or to such third party (or its Representatives) and any other documentation related to the matter giving rise to such Third-Party Claim and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been sustained by the Indemnified Party. The Indemnitor shall have thirty (30) days after receipt of notice from an Indemnified Party to (i) agree to indemnify the Indemnified Party pursuant to this Article XI, or (ii) provide the Indemnified Party with written notice that it disputes the claim for indemnification.  The Indemnitor shall have the right to participate in or, if the Indemnified Party agrees, to assume and control the defense of any Third-Party Claim at the Indemnitor’s expense and by the Indemnitor’s own counsel (which shall be reasonably satisfactory to the Indemnified Party), and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnitor assumes the defense of any Third-Party Claim, subject to Section 11.4(b), (i) it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party and (ii) the Indemnified Party shall have the right, at its own cost and expense (except for any reasonable and documented fees and expenses of separate counsel if the Indemnified Party has concluded upon advice of outside legal counsel that a conflict of interest with the Indemnitor exists with respect to the Third-Party Claim or that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnitor), to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnitor’s right to control the defense thereof. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including reasonable access to the JVs’ premises and personnel and the right to examine and copy any accounts, documents or records, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, as may be reasonably requested for the defense and preparation of the defense of such Third-Party Claim.
(b)Notwithstanding anything to the contrary contained herein, the Indemnitor shall not be entitled to control the defense of a Third-Party Claim (and the Indemnified Party shall be entitled to maintain or assume control of the defense of such Third-Party Claim, at the Indemnitor’s sole expense) if (i) the Third-Party Claim seeks relief other than monetary relief, including an injunction or other equitable relief, from the Indemnified Party, (ii) the Indemnitor fails to diligently defend the Third-Party Claim, or (iii) the Indemnified Party elects to pursue one or more defenses or counterclaims available to it that the Indemnified Party concludes, upon the advice of outside legal counsel, are inconsistent with one or more of those that are being pursued by the Indemnitor in respect of any such Third-Party Claim or any litigation relating thereto.  Neither the Indemnitor nor the Indemnified Party shall enter into any settlement of, or consent to the entry of judgment with respect to, any Third-Party Claim without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)Direct Claims. Any good faith claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnitor written notice thereof promptly, and in any event, within forty-five (45) days after becoming aware of such Direct Claim; provided, however, that any delay or failure to provide such notice of a Third-Party Claim to the Indemnitor shall not relieve the Indemnitor from its indemnification obligations hereunder except to the extent that such delay or failure materially and adversely prejudices the Indemnitor’s rights and defenses. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all documents related to the matter giving rise to such Direct Claim and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been sustained by the Indemnified Party. The Indemnitor shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnitor and its professional advisors to investigate the matter alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnitor’s investigation by giving such information and assistance (including reasonable access to the JVs’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnitor or any of its professional advisors may reasonably request. If the Indemnitor does not so respond within such thirty (30)-day period, the Indemnitor shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party under this Agreement.
SECTION 11.5Indemnification Limitations.
(a)Notwithstanding anything to the contrary set forth herein, in no event shall an Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall Losses be deemed to include, exemplary or punitive damages, except to the extent that such exemplary or punitive damages are awarded to a third Person in a Third-Party Claim.
(b)The amount of Losses for which recovery is available pursuant to this Article XI will be net of any amounts actually recovered by an Indemnified Party under insurance policies or other indemnity, contribution or other similar cash payment actually received by an Indemnified Party from any third Person with respect to such Losses, less all out-of-pocket costs incurred to collect such payments.
(c)Each Indemnified Party shall use reasonable efforts consistent with the requirements of Applicable Law to mitigate any indemnifiable Losses upon and after becoming aware of any event giving rise to such Losses.

(d)No Indemnified Party shall be entitled to recover from any Indemnitor under Article XI more than one full recovery in respect of the same Loss (notwithstanding that such Loss may result from breaches of multiple provisions of this Agreement and the Ancillary Agreements).
ARTICLE XII

CONDITIONS TO TERMINATION
SECTION 12.1Conditions to Obligations of Each Party.  The obligations of each Party to consummate the Transactions are subject to the satisfaction (or waiver by each Party) at or prior to the Termination Date of the following conditions.
(a)No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or enforced, and there shall be no Law or preliminary or permanent injunction or order which is in effect and which prohibits the consummation of the Transactions.
(b)Waiting Periods; Regulatory Approvals. The waiting period (and any extension thereof) under any Required Regulatory Laws set forth on Schedule 12.1(b) (as may be amended as set forth therein) shall have expired or been terminated and any consent, order, writ, non-objection, declaration or other approval of a Governmental Entity required under any Required Regulatory Laws set forth on Schedule 12.1(b) (as may be amended as set forth therein) shall have been obtained.
(c)No Governmental Proceedings.  No action or proceeding that is brought by any Governmental Entity having competent jurisdiction and that seeks to prohibit the consummation of the Transactions, or impose damages or obtain other relief in connection with the Transactions, shall be pending before any Governmental Entity.
SECTION 12.2Conditions to Obligations of D&C. The obligations of D&C to consummate the Transactions are subject to the satisfaction (or waiver by D&C) at or prior to the Termination Date of the following conditions
(a)Execution of Agreements.  HCM (or its applicable Affiliate) shall have duly executed and delivered, and not rescinded nor revoked, each of the Ancillary Agreements to which it is a Party.
(b)Representations and Warranties.  All of the representations and warranties of HCM (or its applicable Affiliate) set forth in this Agreement and the Ancillary Agreements shall be true and correct in all material respects as of the Termination Date.
(c)Covenants.  HCM (and its applicable Affiliates) shall have duly performed or complied with, in all material respects, all of the covenants, agreements and obligations to be performed by it or them under this Agreement and the Ancillary Agreements at or prior to the Termination Date.
(d)Deliveries.  All of the deliverables required to be made or paid by HCM and DHK on the Termination Date pursuant to Section 2.5 shall have been so made or paid.

SECTION 12.3Conditions to Obligations of HCM. The obligations of HCM to consummate the Transactions are subject to the satisfaction (or waiver by HCM) at or prior to the Termination Date of the following conditions
(a)Execution of Agreements.  D&C (or its applicable Affiliate) shall have duly executed and delivered, and not rescinded or revoked, each of the Ancillary Agreements to which it is a Party;
(b)Representations and Warranties.  All of the representations and warranties of D&C (or its applicable Affiliate) set forth in this Agreement and the Ancillary Agreements shall be true and correct in all material respects as of the Termination Date.
(c)Covenants.  D&C (and its applicable Affiliates) shall have duly performed or complied with, in all material respects, all of the covenants, agreements and obligations to be performed by it or them under this Agreement and the Ancillary Agreements at or prior to the Termination Date.
(d)Deliveries.  All of the deliverables required to be made or paid by D&C on the Termination Date pursuant to Section 2.5 shall have been so made or paid.
SECTION 12.4Frustration of Conditions. No Party may rely on the failure of any condition set forth in this Article XII to be satisfied if such failure was caused by such Party’s failure to comply with its obligations hereunder.
ARTICLE XIII

MISCELLANEOUS
SECTION 13.1Notices.  All notices and other communications made pursuant to or under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when transmitted by facsimile or electronic mail if such transmission occurs on a Business Day before 5:00 p.m., local time at the recipient’s location, or the next succeeding Business Day if such transmission occurs at any other time, with confirmation of receipt, (c) when receipt of such notice is signed by the recipient if sent by an internationally recognized overnight courier service.  All notices and other communications under this Agreement shall be delivered to the addresses set forth below, or such other address as such Party may have given to the other Parties by notice pursuant to this Section 13.1 (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).
If to HCM:	Hitachi Construction Machinery Co., Ltd. 16-1, Higashi Ueno 2-chome, Taito-ku Tokyo 110-0015, Japan Attention: President E-Mail: legal-sec@hitachi-kenki.com Facsimile: +81-3-5826-8200 with a copy to (which shall not constitute notice):

Paul Hastings LLP

515 South Flower Street, 25th Floor

Los Angeles, California 90071

United States of America

Attention: Kaoruhiko Suzuki, Esq.

E-Mail: kaoruhikosuzuki@paulhastings.com

Facsimile: +1-213-996-3235

If to D&C:	Deere & Company One John Deere Place Moline, Illinois 61265 United States of America Attention: ____________________ E-Mail: _______________________ Facsimile: _____________________
with a copy to (which shall not constitute notice):	Jones Day 250 Vesey Street New York, New York 10281 United States of America Attention: Peter Izanec; Ann Bomberger E-Mail: peizanec@jonesday.com; ambomberger@jonesday.com Facsimile: +1-212-755-7306
SECTION 13.2Expenses.  Except as otherwise provided herein (including Section 2.9(b) and Section 6.9) or in an Ancillary Agreement, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Transactions are consummated.
SECTION 13.3Entire Agreement.  Except as otherwise set forth herein, this Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, constitute the entire agreement of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements or understandings between the Parties with respect to such subject matter, whether written, oral or implied.  Notwithstanding any oral agreement or course of conduct of the Parties or their respective officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors and other agents to the contrary, no Party shall be under any legal obligation to enter into or complete the Transactions unless and until this Agreement shall have been executed and delivered by each of the Parties.
SECTION 13.4Assignments.  This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party without the prior written consent of the other Party.  Notwithstanding the foregoing, (1) D&C may assign its right to purchase the DHB Shares and/or the DHK Shares from HCM to any of its Affiliates, and (2) HCM may assign its rights and delegate its obligations under Articles III, VI and XI of this Agreement to one or more wholly-owned Affiliates of HCM. Any attempted assignment in violation of this Section 13.4 shall be void ab initio.   No assignment or delegation by any Party, whether by operation of Law or otherwise, shall relieve such Party of its obligations under this Agreement.

SECTION 13.5Amendment; Waiver.  This Agreement shall not be amended, modified or waived in any manner except by an agreement in writing duly executed and delivered by each Party.  No failure or delay of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party, or to insist upon strict compliance by any other Party with its or his obligations hereunder, no single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof.  Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.
SECTION 13.6Agreement Controls.  In the event that a provision of any Ancillary Agreement or Surviving Agreement is inconsistent with, conflicts with or contradicts any term of this Agreement, the terms of this Agreement shall prevail.
SECTION 13.7Severability.  If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any Applicable Law, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired.  If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.
SECTION 13.8Governing Law.  This Agreement shall be governed by, and all disputes, controversies or claims arising out of, in connection with, or relating to this Agreement (whether sounding in breach of contract, tort, statute, or otherwise) (a “Dispute”) shall be finally resolved in accordance with, the internal Laws of the State of New York (to the exclusion of its conflicts of laws rules except for § 5-1401 of the New York General Obligations Law). The United Nations Convention on Contracts for the International Sale of Goods is expressly excluded as governing law and shall not displace in any way governance of this Agreement by New York internal laws.
SECTION 13.9Dispute Resolution.
(a)All Disputes shall be finally resolved by arbitration in accordance with the Rules of Arbitration of the ICC.  Such arbitration shall be conducted by three (3) arbitrators, one selected by each of Deere and HCM, and the two arbitrators so selected choosing a third (or, failing agreement on the third, the International Chamber of Commerce choosing a third), who shall serve as President of the tribunal.
(b)The seat of any arbitration shall be Paris, France.  The language of any arbitration shall be English.
(c)Notwithstanding Section 13.9(a) above, the Parties shall have the right to commence litigation or other court proceedings with respect to any claims solely for purposes of requesting: (i) emergency, provisional or injunctive relief, provided that this request is made before the arbitration tribunal has been fully constituted and the requesting Party contemporaneously submits their Dispute for arbitration on the merits; (ii) enforcement of the Dispute resolution provisions of this Agreement; or (iii) confirmation, vacatur, set aside, or enforcement of any award by any arbitration tribunal. For these purposes, the Parties unconditionally and irrevocably consent to (1) the exclusive jurisdiction of the state or federal courts located in New York, New York in any action, suit or proceeding with respect to judicial proceedings permitted under subsections (i) and (ii) of this Section 13.9, and (2) the nonexclusive jurisdiction of the state or federal courts located in New York, New York with respect to subsection (iii) of this Section 13.9. The Parties expressly waive any objection, and they agree not to plead or claim, that (i) the state or federal courts located in New York do not possess personal jurisdiction over the Parties or that venue is improper, (ii) any such action or proceeding has been brought in an inconvenient forum, or (iii) an injunction or other judicial order (interlocutory or final) should be issued that would have the effect (directly or indirectly) of restraining or impeding the maintenance or prosecution by either Party of the arbitration
SECTION 13.10Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the Parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, in accordance with Section 13.9, this being in addition to any other remedy to which such Party is entitled at Law or in equity.  The Parties agree that the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither Party would have entered into this Agreement.
SECTION 13.11Other Remedies.  Except to the extent otherwise set forth in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or at Law or in equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
SECTION 13.12Rules of Construction.  The following rules of construction shall govern the interpretation of this Agreement:
(a)all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules in this Agreement;

(b)each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with U.S. GAAP;
(c)unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter;
(d)whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “but not limited to” or “without limitation”;
(e)the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”;
(f)references to any Law or form (including in the definition thereof) shall be deemed to include references to such Law or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any Law, statute, rule, regulation or form include any successor to such section;
(g)when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;
(h)time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement;
(i)the subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions;
(j)(i) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (ii) the term “any” means “any and all”, and (iii) the term “or” shall not be exclusive and shall mean “and/or”;
(k)references (i) to “days” mean calendar days unless Business Days are expressly specified, (ii) to “U.S.” mean the United States of America, and (iii) to “US$” mean U.S. Dollars and “R$” mean Brazilian Real;
(l)unless otherwise specified, a reference to any other Contract is a reference to that other Contract as amended, revised, varied, novated or supplemented at any time;
(m)if there is a need to convert U.S. Dollars into any foreign currency, or vice versa, the exchange rate shall be that published by MUFG Bank as its Telegraphic Transfer Middle rate three Business Days before the date on which the obligation is paid (or if MUFG Bank does not publish its Telegraphic Transfer Middle rate on such date, the first date thereafter on which MUFG Bank publishes such rate), except as otherwise required by Applicable Law (in which case, the exchange rate shall be determined in accordance with such Law);
(n)the Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance, and if either Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same or similar subject matter that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement;
(o)all uses of “written” shall be deemed to include information transmitted via e-mail, facsimile or other electronic transmission;
(p)any drafts of this Agreement circulated by or among the Parties prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement;
(q)unless otherwise specified, a reference to any person includes a reference to any Person as well as to any of successors, assignees and transferees of such Person;
(r)the term “date hereof” refers to the Definitive Agreement Date;
(s)references to any Person’s inventory, or any item being in a Person’s inventory, mean the equipment, supplies and inventory owned by and reflected as such in such Person’s Books and Records as of the applicable date, whether in transit or not; and
(t)the Parties have participated jointly in the negotiation and drafting of this Agreement; in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement and the language used in it will be deemed to be the language chosen by the Parties to express their mutual intent.
SECTION 13.13No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and does not confer on third parties any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.
SECTION 13.14Counterparts; Deliveries.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic transmission of .pdf files or other image files via e-mail, cloud-based transfer or file transfer protocol, or use of a facsimile machine, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  Neither Party shall raise the use of electronic transmission or a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic transmission or a facsimile machine as a defense to the formation or enforceability of a Contract with respect to this Agreement or any Ancillary Agreement, and each Party forever waives any such defense.

SECTION 13.15Invoices. Every payment to be made by one Party or its Affiliates to another Party or its Affiliates, or the JVs, shall be, at the time of payment, documented by a payment remittance slip and a payment receipt in a form and substance reasonably acceptable to the Parties that will be duly executed by the party making or receiving such payment confirming receipt.
SECTION 13.16No Offsets. Neither Party shall be entitled to set off any of its claims that it may have against the other Party, or otherwise withhold the proper payment of, any amount payable by either Party or its Affiliates under this Agreement, regardless of whether such Claim has arisen under or in connection with this Agreement or otherwise.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

HITACHI CONSTRUCTION MACHINERY CO., LTD.

By:	/s/ Kotaro Hirano
Kotaro Hirano
Representative Executive Officer, President and Chief Executive Officer

DEERE & COMPANY

By:	/s/ John H. Stone
John H. Stone
President, Worldwide Construction & Forestry and Power Systems